Exhibit 99.1

Carbon Capital II, Inc.

Consolidated Financial

Statements

For the Years Ended

December 31, 2008

Carbon Capital II, Inc.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Carbon Capital II, Inc.

New York, NY

We have audited the accompanying consolidated balance sheet of Carbon Capital II, Inc. and subsidiaries (the “Company”) as of December 31, 2008, and the related consolidated statements of operation, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Carbon Capital II, Inc. and subsidiaries as of December 31, 2008, and the result of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, as a result of its liquidity position and uncertainty relating to the outcome of the Company’s discussion with its lenders, there is substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

New York, New York

March 31, 2009

Carbon Capital II, Inc.

Consolidated Balance Sheet

(in thousands, except share and per share information)

December 31, 2008
ASSETS:
Cash and cash equivalents	$3,450
Restricted cash	910
Commercial mortgage loans (net of loan loss reserve of $230,138 in 2008)	358,397
Real estate, held-for-sale (net of impairments of $17,544 in 2008)	30,638
Securities available-for-sale, at fair value	15,000
Accrued interest receivable (net of loan loss reserve of $15,122 in 2008)	1,283
Deferred financing costs (net of accumulated amortization of $5,571)	268
Collateralized debt obligation (“CDO”) issuance costs (net of accumulated amortization of $2,370 in 2008)	3,092
Prepaid and other assets	8,253

Total Assets	$421,291

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued expenses	$1,952
Liabilities for real estate, held-for-sale	30,638
Collateralized debt obligations	231,765
Borrowings secured by pledge of commercial mortgage loans	15,753

Total Liabilities	280,108

Commitments and Contingencies	—

Stockholders’ Equity:
Common stock, class A, par value $ 0.01 per share; 325,833 shares authorized; 207,315 shares issued and outstanding in 2008	2
Common stock, class B, par value $ 0.01 per share; 54,167 shares authorized; 54,185 shares issued and outstanding in 2008	—
Common stock, class K, par value $ 0.01 per share; 120,000 shares authorized; 119,026 shares issued and outstanding in 2008	1
Additional paid-in capital	367,717
Dividends in excess of earnings	(216,537)
Accumulated other comprehensive loss	(10,000)

Total Stockholders’ Equity	141,183

Total Liabilities and Stockholders’ Equity	$421,291

See accompanying notes to the consolidated financial statements.

Carbon Capital II, Inc.

Consolidated Statement of Operations

(in thousands)

For the Year Ended December 31, 2008
Income:
Interest and related income – commercial mortgage loans	$48,023
Gain on repurchase of CDO debt	9,894
Interest – cash and cash equivalents	995

Total income	58,912

Expenses:
Management and incentive fees	(5,926)
Interest – borrowings on commercial mortgage loans	3,940
Interest – collateralized debt obligations	11,872
Provision for loan losses	241,928
General and administrative	422

Total expenses	252,236

Net loss from continuing operations	(193,324)

Loss from discontinued operations	(13,906)

Net loss	$(207,230)

See accompanying notes to the consolidated financial statements.

Carbon Capital II, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the year ended December 31, 2008

(in thousands)

	Class A Common Stock, Par Value	Class B Common Stock, Par Value	Class K Common Stock, Par Value	Additional Paid-In Capital	Dividends in Excess of Earnings	Accumulated Other Comprehensive Loss	Comprehensive Loss	Total Stockholders’ Equity
Balance at January 1, 2008	$2	$—	$1	$379,863	$(9,307)	$(1,500)		$369,059

Net loss	—	—	—	—	(207,230)	—	$(207,230)	(207,230)

Change in net unrealized loss on securities-available-for-sale	—	—	—	—	—	(8,500)	(8,500)	(8,500)

Other comprehensive loss							(8,500)

Comprehensive loss							$(210,892)

Redemption	—	—	—	(1)	—	—	—	(1)

Return of capital	—	—	—	(12,145)	—	—	—	(12,145)

Balance at December 31, 2008	$2	$—	$1	$367,717	$(216,537)	$(10,000)		$141,183

See accompanying notes to the consolidated financial statements.

Carbon Capital II, Inc.

Consolidated Statement of Cash Flows

(in thousands)

For the Year Ended December 31, 2008
Cash flows from operating activities:
Net loss	$(207,230)
Adjustments to reconcile net income loss to net cash provided by operating activities:
Accretion of discount	(594)
Provision for loan loss	241,928
Loss on impairment of real estate held for sale	12,363
Amortization of deferred financing costs and collateralized debt obligation issue costs	1,538
Gain on repurchase of CDO debt	(9,894)
Increase in accrued interest receivable	1,715
Increase in prepaid and other assets	(3,644)
Decrease in accounts payable and accrued expenses	(2,768)

Net cash provided by operating activities	33,414

Cash flows from investing activities:
Funding of commercial mortgage loans	(3,586)
Repayments received on commercial mortgage loans	85,078
Decrease in restricted cash	15,878

Net cash provided by investing activities	97,370

Cash flows from financing activities:
Decrease in liabilities for real estate, held-for-sale	(585)
Decrease in secured borrowings	(88,359)
Decrease in CDO borrowings	(36,851)
Return of capital	(12,265)
Deferred financing costs	(513)

Net cash used in financing activities	(138,573)

Net decrease in cash and cash equivalents	(7,789)
Cash and cash equivalents, beginning of year	11,239

Cash and cash equivalents, end of year	$3,450

Supplemental disclosure of cash flow information:
Interest paid	$13,707

See accompanying notes to the consolidated financial statements.

Carbon Capital II, Inc.

Notes to Consolidated Financial Statements

(dollar amounts in thousands except share and per share information)

Note 1 Organization and Significant Accounting Policies

Carbon Capital II, Inc. (the “Company”), was incorporated in Maryland on October 13, 2004 and commenced operations on that date. The Company’s principal business activity is to invest in a broad range of commercial real estate assets, mortgages and other loans and real estate-related operating companies, trusts or issuers owning real estate assets in the United States, including but not limited to, mortgage and mezzanine loans and preferred equity investments, real estate participating debt, investments in real estate operating companies, real estate debt securities and bridge financings. The Company’s principal objective is to generate net interest income for distribution to its stockholders from the difference between the income generated by its investment and other activities, and its expenses.

On November 2, 2007, the stockholders approved an amendment to the articles of incorporation of the Company whereby the Company will be able to reinvest the proceeds from the sale, repayment, prepayment or financing of commercial real estate loans and securities until October 18, 2008, after which point no new investments can be made.

The Company is managed by BlackRock Financial Management, Inc. (the “Manager), a subsidiary of BlackRock, Inc., a publicly traded (NYSE: BLK) asset management company.

A summary of the Company’s significant accounting policies follows:

Cash and cash equivalents: All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Restricted cash: Restricted cash of $910 at December 31, 2008 consists primarily of cash on deposit with the trustee of the Company’s collateralized debt obligation (“CDO”).

Use of estimates: The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation: The consolidated financial statements include the financial statements of the Company and its majority owned subsidiaries, and those VIEs in which the Company is the primary beneficiary under FIN 46R. All intercompany balances and transactions have been eliminated in consolidation.

Deferred Financing Costs and Collateralized Debt Obligation Issue Costs: Debt financing costs, which include loan origination fees and costs incurred by the Company in connection with obtaining financing, are deferred and are amortized using the effective interest method over the life of the related financing.

Commercial Mortgage Loans: The Company purchases and originates commercial mortgage loans to be held to maturity as long-term investments. Loans held for long-term investment are carried at amortized cost. The recognition of income is based upon the contractual terms of the loan as well as the consideration of other measures such as a review of the credit of the borrower, the key terms of the loan such as debt service coverage ratios and loan to value ratios, and the analysis of economic factors. Premiums and discounts related to these loans are amortized over their remaining terms to maturity using the effective interest method. Any origination fee income and application fee income net of direct costs associated with originating commercial mortgage loans are deferred and recognized over the term of the loan as an adjustment to the investment’s yield.

Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Several of the loans provide for accrual of interest at specified rates, which differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower. If management cannot make this determination regarding collectability, interest income above the current pay rate is recognized only upon actual receipt.

Allowance for Loan Losses: The Company’s allowance for estimated loan losses represents its estimate of probable credit losses inherent in its commercial mortgage loan portfolio held for investment as of the date of the consolidated balance sheet. When determining the adequacy of the allowance for loan losses the Company considers historical and industry loss experience, economic conditions and trends, the estimated fair values of its loans, credit quality trends and other factors that it determines are relevant. Increases to the allowance for loan losses are charged to current period earnings through the provision for loan losses. The Company’s allowance for loan losses consists of two components, a loan specific component and a general component. Amounts determined to be uncollectible are charged directly to the allowance for loan losses.

The loan specific component of the Company’s allowance for loan losses consists of individual loans that are impaired and for which the estimated allowance for loan losses is determined in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan. The Company performs an analysis of each loan in accordance with paragraph 8 of SFAS 114 by assessing whether “it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement”. The Company considers a loan to be impaired when, based on current information and events, it believes it is probable that it will be unable to collect all amounts due to it based on the contractual terms of the loan.

The general component of the Company’s allowance for loan losses is determined in accordance with SFAS No. 5, Accounting for Contingencies. This component of the allowance for loan losses represents the Company’s estimate of losses inherent, but unidentified, in its portfolio as of the date of the consolidated balance sheet. The general component of the allowance for loan losses is estimated using a formula-based method based upon a review of the Company’s loan portfolio’s risk characteristics, risk grouping of loans in the portfolio based upon estimated probability of default and severity of loss as well as consideration of general economic conditions and trends. The Company’s general component excludes loans that have been fully and partially reserved for in the loan specific component. The formula-based general component is developed by calculating estimated losses based on the probability of default given historical default trends in the commercial real estate market and the Company’s judgment concerning those trends and other relevant factors. The severity of the loss the Company would incur if the loan defaulted is based on several factors including historical trends in the commercial real estate industry, the estimated decline in the market value of the underlying collateral since the date of purchase and the Company’s position in the capital structure that owns the underlying collateral (e.g., the Company expects mezzanine loans to suffer a greater loss than a B note given mezzanine positions are subordinated to B notes in a commercial real estate capital structure).

Securities Available-for-Sale: The Company has designated certain investments in mortgage-backed securities as assets available-for-sale because the Company may dispose of them prior to maturity and does not hold them principally for the purpose of selling them in the near term. Securities available-for-sale are carried at estimated fair value with the net unrealized gains or losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Unrealized losses on securities that reflect a decline in value that is judged by management to be other than temporary, if any, are charged to earnings. At disposition, the realized net gain or loss is included in income on a specific identification basis.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”), when the estimated fair value of the security classified as available-for-sale has been below amortized cost for a significant period of time and the Company concludes that it no longer has the ability or intent to hold the security for the period of time over which the Company expects the values to recover to amortized cost, the investment is written down to its fair value. The resulting charge is included in income, and a new cost basis is established. Additionally, under Emerging Issues Task Force (“EITF”) Issue 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (“EITF 99-20”), when changes in estimated cash flows from the cash flows previously estimated occur due to actual prepayment and credit loss experience, and the present value of the revised cash flows using the current expected yield is less than the present value of the previously estimated remaining cash flows (adjusted for cash receipts during the intervening period), an other-than-temporary impairment is deemed to have occurred. Accordingly, the security is written down to fair value with the resulting change included in income, and a new cost basis is established. In both instances, the original discount or premium is written off when the new cost basis is established. After taking into account the effect of the impairment charge, income is recognized under EITF 99-20 by applying the yield used in establishing the write-down.

In January 2009, the Financial Accounting Standards Board (the “FASB”) issued Staff Position (“FSP”) EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20, (“FSP EITF 99-20-1”). FSP EITF 99-20-1 amends EITF Issue No. 99-20, to allow for an entity to exercise its own judgment in arriving at estimates of future cash flows and assess the probability of collecting all cash flows rather than relying solely on the assumptions used by market participants. FSP EITF 99-20-1 is effective for interim and annual periods ending after December 15, 2008. Retroactive application of FSP EITF 99-20-1 is prohibited. The adoption of FSP EITF 99-20-1 did not materially impact the Company’s consolidated financial statements.

Valuation: Provided below is a summary of the valuation techniques employed with respect to financial instruments measured at fair value utilizing methodologies other than quoted prices in active markets:

Investments in mortgage backed securities - The fair value of these assets is determined by reference to index pricing and market prices provided by certain dealers who make a market in these financial instruments, although such markets may not be active. Broker quotes are only indicative of fair value, and do not necessarily represent what the Company would receive in an actual trade for the applicable instrument. The Company performs additional analysis on prices received based on broker quotes. This process includes analyzing the securities based on vintage year, rating and asset type and converting the price received to a spread. The calculated spread is then compared to market information available for securities of similar type, vintage year and rating. The Company utilizes this process to validate the prices received from brokers and adjustments are made as deemed necessary by management to capture current market information.

Income taxes: The Company has elected to be taxed as a “real estate investment trust” (“REIT”) under the Internal Review Code of 1986, as amended. Accordingly, the Company generally will not be subject to Federal income tax to the extent of its dividends to stockholders and as long as certain asset, income and stock ownership tests are met.

The Company adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). FIN 48 prescribes a threshold for measurement and recognition in the financial statements of an asset or liability resulting from a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has not established any liabilities on its consolidated balance sheet pursuant to FIN 48 at December 31, 2008.

The Company would recognize interest and penalties related to income tax matters as a component of income tax expense. The Company files tax returns in multiple U.S jurisdictions, including New York state and New York City. The tax years after 2004 remain open to U.S. federal, state and local tax examinations.

Significant Accounting Developments

Reverse Repurchase Agreements

In February 2008, the FASB issued FSP FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (“FSP 140-3”). FSP 140-3 addresses the accounting for the transfer of financial assets and a subsequent repurchase financing and will be effective for financial statements issued for fiscal years beginning after November 15, 2008 and interim periods within those years. FSP 140-3 focuses on the circumstances that would permit a transferor and a transferee to separately evaluate the accounting for a transfer of a financial asset and a repurchase financing under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (“SFAS 140”).

FSP 140-3 states that a transfer of a financial asset and a repurchase agreement involving the transferred financial asset should be considered part of the same arrangement when the counterparties to the two transactions are the same unless certain criteria are met. The criteria in FSP 140-3 are intended to identify whether (1) there is a valid and distinct business or economic purpose for entering separately into the two transactions and (2) the repurchase financing does not result in the initial transferor regaining control over the previously transferred financial assets. The FASB has stated that the purpose of FSP 140-3 is to limit diversity in practice in accounting for these situations, resulting in more consistent financial reporting. FSP 140-3 will be applied prospectively to initial transfers and repurchase financings executed on or after the beginning of the fiscal year in which FSP 140-3 is initially applied.

Currently, the Company records such assets and the related financing gross on its consolidated balance sheet, and the corresponding interest income and interest expense gross on its consolidated statement of operations. However, in a transaction in which securities are acquired from and financed under a repurchase agreement with the same counterparty, the acquisition may not qualify as a sale for the seller or a purchase for the Company under the provisions of SFAS 140. In such cases, the seller may be required to continue to consolidate the assets sold to the Company, based on its continuing involvement with such investments. The Company has not completed its evaluation of the impact of FSP 140-3, but the Company may be precluded from presenting the assets gross on the Company’s consolidated balance sheet and may be instead required to treat the Company’s net investment in such assets as a derivative. This potential change in accounting treatment does not affect the economics of the transactions, but does affect how the transactions would be reported on the Company’s consolidated financial statements. The Company’s cash flows and liquidity would be unchanged, and the Company does not believe its REIT taxable income or REIT status would be affected. The Company believes stockholders’ equity would not be materially affected.

Investment Companies

In June 2007, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies. This SOP provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide- Investment Companies (the “Guide”). Entities that are within the scope of the Guide are required, among other things, to carry their investments at fair value, with changes in fair value included in earnings. On February 14, 2008, the FASB decided to indefinitely defer the effective date of this SOP.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157 Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category (which require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and all interim periods within those fiscal years. The adoption of this standard did not change how the Company determines fair value but resulted in certain additional disclosures.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP 157-3”), which became effective upon issuance, including periods for which financial statements had not been issued. FSP FAS 157-3 clarifies the application of SFAS 157, which the Company adopted as of January 1, 2008, in a market that is not active and provides an example to illustrate key considerations in the determination of the fair value of a financial asset when the market for that asset is not active. The key considerations illustrated in the FSP FAS 157-3 example include the use of an entity’s own assumptions about future cash flows and appropriately risk-adjusted discount rates, appropriate risk adjustments for nonperformance and liquidity risks, and the reliance that an entity should place on quotes that do not reflect the result of market transactions. The adoption by the Company of FSP FAS 157-3 did not have a material impact on its consolidated financial statements or its determination of fair values as of December 31, 2008.

Fair Value Accounting

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure eligible financial instruments at fair value. The unrealized gains and losses on items for which the fair value option has been elected is reported in earnings. The decision to elect the fair value option is determined on an instrument-by-instrument basis, it should be applied to an entire instrument, and it is irrevocable. Assets and liabilities measured at fair value pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using another measurement attribute. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. The Company has decided not to elect the fair value option for any eligible financial instruments.

Variable Interest Entities

The consolidated financial statements include the financial statements of Carbon Capital II, Inc. and its subsidiaries which are wholly owned or controlled by the Company or entities which are variable interest entities (“VIEs”) in which the Company is the primary beneficiary under FASB Interpretation No. 46, Consolidation of Variable Interest Entities (revised December 2003) (“FIN 46R”). FIN 46R requires a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that absorbs the majority of the VIE’s expected losses and/or the majority of the expected returns. The Company has evaluated its investments for potential variable interests by evaluating the sufficiency of the entity’s equity investment at risk to absorb losses. All intercompany balances and transactions have been eliminated in consolidation.

Note 2 Fair Value Disclosures

The Company adopted FAS 157 as of January 1, 2008, which requires, among other things, enhanced disclosures about financial instruments that are measured and reported at fair value. Financial instruments include the Company’s securities classified as available-for-sale.

The degree of judgment utilized in measuring the fair value of financial instruments generally correlates to the level of pricing observability. Pricing observability is impacted by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established and the characteristics specific to the transaction. Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lesser degree of judgment utilized in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have less, or no, pricing observability and a higher degree of judgment utilized in measuring fair value.

FAS 157 establishes a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring financial instruments at fair value. Instruments are categorized based on the lowest level input that is significant to the valuation. The three levels defined by the FAS 157 hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets at the reporting date. Level 1 assets include highly liquid cash instruments with quoted prices such as agency securities, listed equities and money market securities, as well as listed derivative instruments. The Company does not include any financial instruments in Level 1.

Level 2 – Pricing inputs other than quoted prices included within Level 1 that are observable for substantially the full term of the asset, either directly or indirectly. Level 2 assets include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted prices that are observable, such as models or other valuation methodologies. The Company does not include any financial instruments in Level 2.

Level 3 – Instruments that have little to no pricing observability as of the reported date. These financial instruments do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation. Instruments in this category generally include assets for which there is little, if any, current market activity. The Company’s investment in this category is a subordinated commercial mortgage-backed security (“CMBS”). The fair values of certain assets are determined by references to index pricing. However, for certain assets, index prices for identical or similar assets are not available. In this case, management uses broker quotes as being indicative of fair values, but management ultimately determines the fair values recorded in the financial statements. Broker quotes are only indicative of fair value, and do not necessarily represent what the Company would receive in an actual trade for the applicable instrument. The Company has classified this asset as Level 3 as of December 31, 2008 due to the lack of current market activity. The Company believes that it may be appropriate to transfer this asset to Level 2 in subsequent periods if market activity returns to normalized levels and observable inputs become available.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

The following table summarizes the valuation of the Company’s Level 3 financial instrument at December 31, 2008. Assets measured at fair value on a recurring basis are categorized below based upon the lowest level of significant input to the valuations.

	Assets at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
Subordinated CMBS	$—	$—	$15,000	$15,000

Total	$—	$—	$15,000	$15,000

The following table presents the changes in Level 3 assets for the year ended December 31, 2008:

Subordinated CMBS
Balance at January 1, 2008	$23,500
Net purchases (sales)	—
Net transfers in (out)	—
Gains (losses) included in earnings	—
Losses included in OCI	(8,500)

Balance at December 31, 2008	$15,000

Amount of total gains (losses) for the year included in earnings attributable to the change in unrealized gains or losses relating to assets still held at December 31, 2008	$—

Assets measured at fair value on a nonrecurring basis

Certain assets are measured at fair value on a nonrecurring basis, meaning that the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). The following table presents the asset carried on the consolidated balance sheet by caption and by level within the FAS 157 valuation hierarchy as of December 31, 2008, for which a nonrecurring change in fair value has been recorded during the year ended December 31, 2008:

	Level 1	Level 2	Level 3	Carrying Value
Commercial mortgage loans(1)	$—	$—	$57,632	$57,632

Total assets at fair value on a nonrecurring basis	$—	$—	$57,632	$57,632

(1)	The Company recorded a provision for loan loss in the amount of $241,928 for the year ended December 31, 2008, of which $221,968 is a specific loan loss reserve recorded in investments in commercial mortgage loans, $4,838 is a general loan loss reserve recorded in investments in commercial mortgage loans and $15,122 is included in accrued interest receivable on the accompanying balance sheet at December 31, 2008. This provision relates to nine loans with a carrying value of $279,600 and accrued interest of $15,370.

Note 3 Commercial Mortgage Loans

The Company’s commercial mortgage loans consist of the following:

	Par	Book Value
Balance at January 1, 2008	$667,793	$666,101
Investments in commercial mortgage loans	985	3,586
Proceeds from principal repayments	(85,078)	(85,078)
Accretion of loan discount and fees	—	594
Provision for loan loss	—	(221,968)

Balance at December 31, 2008, prior to general reserve	583,700	363,235

General loan loss reserve		(4,838)

Balance at December 31, 2008		$358,397

Changes in the Reserve for loan losses were as follows:

Reserve for loan losses, January 1, 2008	$3,332
Reserve for loan losses – specific (including accrued interest of $15,122)	237,090
Reserve for loan losses – general	4,838

Reserve for loan losses, December 31, 2008	$245,260

The Company recorded a general loan loss reserve of $4,838 for the year ended December 31, 2008 based on its formula-based method as more fully described in Note 1, “Organization and Significant Accounting Policies – Allowance for Loan Losses.”

The Company’s diversification of its commercial mortgage loans by region and by property type based on book value is as follows:

Region	December 31, 2008
Northern California	$63,998	17.6%
Southern California	83,962	23.1
Pacific (excluding California)	565	0.1
Southeast	24,653	6.8
Northeast	115,920	31.9
Mountain	32,760	9.0
Mideast	31,860	8.8
Southwest	7,850	2.2
East North Central	1,667	0.5

Total loans	363,235	100.0%

General loan loss reserve	(4,838)

Total	$358,397

Property Type	December 31, 2008
Multifamily	$74,558	20.5%
Hotel	128,672	35.4
Office	52,192	14.4
Retail	10,966	3.0
Industrial	16,847	4.7
Land	45,000	12.4
Other mixed use	35,000	9.6

Total loans	363,235	100.0%

General loan loss reserve	(4,838)

Total	$358,397

The following table summarizes the Company’s loan investments at December 31, 2008:

Date of Initial Investment	Scheduled Maturity	Property Name/Location	Property Type	Par	Book Value	Interest Rate		Yield
2/18/2005	3/9/2009	Royal Palm Crowne Plaza. Miami Beach, FL (1)	Hotel	24,546	—	—	Fixed*	—
6/28/2005	6/11/2012	Miami Beach Courtyard Hotel Miami Beach, FL	Hotel	9,902	9,269	6.7	Fixed	9
8/4/2005	7/11/2010	Lembi Mezzanine Portfolio 3 San Francisco, CA	Multifamily	7,300	7,300	8.8	Fixed*	8.9
9/7/2005	12/31/2008	Bermuda Dunes, Orlando, FL (2)	Multifamily	9,820	6,580	—	Fixed*	—
12/3/2006	10/6/2008	200 Lafayette Street New York, NY (3)	Retail/Multifamily	30,149	25,821	—	Float*	—
4/13/2006	1/11/2011	Mervyn’s-Mezzanine #1, Various, U.S.	Retail	2,370	2,370	4.8	Float*	4.5
4/13/2006	1/1/2011	Mervyn’s- Mezzanine #3, Various, U.S.	Retail	1,778	1,778	6.1	Float*	5.4
4/13/2006	1/1/2011	Mervyn’s- Mezzanine #4, Various, U.S.	Retail	2,963	2,963	7.2	Float*	11.5
5/11/2006	1/9/2010	Hotel del Coronado Del Coronado, CA	Hotel	37,500	37,500	9.1	Float*	9.2
6/19/2006	7/1/2009	Withers Preserve Myrtle Beach, SC	Land	15,000	15,000	13.9	Float*	13.3
11/3/2006	8/9/2009	Carr America Mezz Loan 3, Various, U.S.	Office	3,840	3,840	6.4	Float*	6.5

11/3/2006	8/9/2009	Carr America Mezz Loan 4, Various, U.S.	Office	3,388	3,388	6.4	Float*	6.5
10/27/2006	8/9/2009	Carr America Mezz Loan 5, Various, U.S.	Office	17,754	17,754	6.8	Float*	7.4
12/13/2006	8/9/2009	Independence Plaza, New York, NY	Mixed use	35,000	35,000	6.2	Float*	6.4
3/15/2007	3/31/2008	Royal Palm Term Loan B, Miami Beach, FL (1)	Hotel	17,103	8,803	—	Float*	—
3/21/2007	7/6/2008	Broadway Portfolio, Various, U.S. (4)	Office	43,427	—	—	Float*	—
4/18/2007	1/3/2009	1330 Ave of America Mezz, New York, NY (5)	Office	35,000	—	—	Float*	—
6/8/2007	2/9/2009	Macklowe Mezz 3, New York, NY (6)	Office	17,700	—	—	Float*	—
6/21/2007	2/9/2010	Highwoods Funded, Raleigh, NC	Office	14,500	14,500	6.3	Float*	6.2
6/22/2007	2/9/2012	Viceroy Santa Monica Mezz B, Santa Monica, CA	Hotel	18,000	18,000	6.1	Float*	6.1
6/28/2007	4/23/2008	East Village Loan, Las Vegas, NV (7)	Land	30,000	30,000	6.8	Float*	3.1
7/23/2007	8/9/2009	Lembi Open Pool 7, San Francisco, CA (8)	Multifamily	78,200	38,712	12.5	Float*	15.2
8/29/2007	9/9/2009	Hilton Pittsburgh, Pittsburgh, PA	Hotel	49,600	49,600	6.3	Float*	6.3
8/17/2007	3/9/2009	Residence Inn Mezz, White Plains, NY	Hotel	5,500	5,499	6.7	Float*	6.8
9/14/2007	9/9/2010	Lembi Open Pool 8, San Francisco, CA (9)	Multifamily	43,360	—	—	Float*	—
11/20/2007	6/8/2009	Cal West Mezz H, Various, U.S	Mixed	30,000	29,558	6.7	Float*	8.7

			Total loans	$583,700	$363,235	8.4	Avg.	8.4

		General loan loss reserve			(4,838)

			Total		$358,397

*	Interest only.

(1) Royal Palm

On March 7, 2007, Royal Palm, a $24,546 mezzanine loan defaulted because the borrower failed to repay the loan at its maturity. The collateral for the underlying loan is a hotel located in the South Beach area of Miami, Florida. To facilitate a better workout resolution and to obtain the controlling class rights of the senior loan, during 2007 the Company purchased the B-note for $17,103 and the right to a judgment entered against Royal Palm for $4,500. The Company has engaged in litigation with the parties with interests in the collateral. For the year ended December 31, 2008, the Company established a loan loss reserve of $47,605 (including interest receivable of $13,587) resulting in a remaining adjusted purchase price of $13,612 (including the right to a judgment against Royal Palm of $4,500 and $309 of receivable).

(2) Bermuda Dunes

Bermuda Dunes, a $9,820 mezzanine loan held by the Company, has defaulted. The underlying property, located in Orlando, Florida, is a 336-unit multi-family asset being converted to condominiums. The Company concluded a workout arrangement with the borrower, whereby the Company will forebear from exercising remedies and will make all advances necessary to operate the property and service the first mortgage. The borrower has implemented its sales strategy. To date, 270 units have been sold and closed. In addition, the borrower is negotiating a bulk sale of the remaining units. For the year ended December 31, 2008, the Company established a loan loss reserve of $4,438, resulting in a remaining adjusted purchase price of $6,580.

(3) 200 Lafayette Street

200 Lafayette is secured by first mortgage on a site for redevelopment to multifamily in New York City. The sponsor’s business plan is to completely renovate the subject property to create 40 luxury multifamily units. Upon initial maturity in February, 2008, Carbon II negotiated a six month extension with the Borrower, which was then extended for an additional two months to October 2008. On September 5, 2008, the loan went into default. The note and mortgage are being marketed for sale. For the year ended December 31, 2008, the Company established a loan loss reserve of $4,554 (including interest receivable of $226), resulting in a remaining adjusted purchase price of $25,821.

(4) Broadway Portfolio

In March 2007, Carbon Capital II purchased a $53.1 million first loss junior mezzanine loan secured by a portfolio of office buildings and a parking garage located in Washington, DC, Boston and Los Angeles. The mezzanine loan had an initial term of one year (January 2008), with one one-year extension option. In January 2008, the mezzanine loan was extended through January 6, 2009. The mezzanine loan was not repaid at maturity and is in default. The assets are currently being marketed for sale and Carbon II believes its position has no value. At December 31, 2008, Carbon II recognized a loss reserve of the entire outstanding position ($43,643) which includes $216 of interest receivable.

(5) 1330 Ave of America

In April 2007, Carbon II purchased a $35,000 mezzanine loan (“Mezz 4”). Mezz 4 is part of a $500.0MM floating-rate loan used to acquire 1330 Avenue of the Americas, a 521,224 sf Class-A office building located in Midtown Manhattan. Upon initial maturity in January 2009, the first mortgage (not held by Carbon II) was extended for one additional year to January 2010. Carbon II’s position (Mezz 4) is in default and Carbon II believes its position has no value. At December 31, 2008, the Company recognized a loan loss reserve of entire outstanding position ($35,464) which includes $464 of interest receivable.

(6) Macklowe Mezz 3

Macklowe-EOP Manhattan Portfolio is secured by four, Class-A, office buildings in Manhattan totaling three million square feet of space. Carbon II closed on a $17,700 ($973/sf) portion of a third loss Mezzanine 3 position. In addition to Carbon II, there are six other investors in Mezz 3, whose positions are pari passu. After the initial maturity, the borrower reached a settlement with all lenders that extends the loan and permits an orderly liquidation of collateral. Interest will be paid to Carbon II to the extent there is available cash flow. The assets are being marketed for sale and the second round of bids has concluded. Offers of no less than $240,000 and $160,000 have been received for 527 Madison and Tower 56, respectively. Bidding for the remaining two assets to date has been lower than anticipated. For the year ended December 31, 2008, Carbon II has recognized a loss reserve of the entire outstanding position ($17,735).

(7) East Village

East Village is secured by a leasehold interest in a 43.9-acre land parcel in Las Vegas, NV. The parcel is at the corner of Tropicana Avenue and Paradise Road, one mile east of Las Vegas Boulevard, and is entitled for general commercial use which includes retail. Carbon II purchased a $30,000 pari passu interest in the $60,000 first mortgage. After unsuccessful negotiations with the Mezzanine Lender (now the borrower) to conclude an extension, the Company commenced a foreclosure proceeding. Carbon II believes a loan loss reserve is not necessary at December 31, 2008.

(8) Lembi Open Pool 7

Lembi Open Pool 7 is a $78,200 interest in a portfolio of apartment buildings located in San Francisco, CA. Assets in the portfolio typically undergo a repositioning program to move below market rents to market rates. In the current economic environment, the borrower has not been able to reposition as many units as expected at origination and has depleted the interest reserve. For the year ended December 31, 2008, the Company established a loan loss reserve of $39,925 (including interest receivable of $263), resulting in a remaining adjusted purchase price of $38,712.

In March 2008, the Company was named as a cross-defendant in a lawsuit relating to one of the properties securing Lembi Open Pool 7 (the “Property”), which was filed by the sellers of the Property. The sellers alleged that the Company’s deed of trust relating to the property wrongfully encumbers certain transferable development rights related to the property. The Company filed a response to the cross-complaint and tendered this action to its title insurer. In January 2009, a summary judgment was issued in favor of the Company.

(9) Lembi Open Pool 8

At December 31, 2008, Carbon II owns a $43,600 first loss mezzanine interest in Lembi Open Pool 8 (“Lembi 8”). Lembi 8 is secured by a portfolio of multifamily and commercial properties in San Francisco. The borrower planned to implement a repositioning program that generally involves capital investments to improve the physical condition of the units and buildings, and a relocation program to move under market rents to market rates. In January 2009, the borrower was unable to meet the mezzanine interest payment and Carbon II issued a default notice. At December 31, 2008, Carbon II recognized a loss reserve of the entire outstanding position ($43,726) which includes $366 of interest receivable.

Note 4 Real Estate, Held-For-Sale

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets specifies that long-lived assets to be disposed by sale, which meet certain criteria, should be classified as real estate held-for-sale and measured at the lower of its carrying amount or fair value less costs of sale. In addition, depreciation is not recorded for real estate held-for-sale.

During 2007, the Company received a notice of default from Corus Bank, the first mortgage lender on the Aventine at Boynton Beach, a 216-unit condominium conversion project. During 2007, the borrower also defaulted on the Company’s mezzanine loan. The Company took title of the property, hired an independent managing agent and is operating it as a rental property while preparing the property for sale. At December 31, 2007, the entire position (with a carrying value of $43,221) was transferred to real estate, held-for-sale. For the year ended December 31, 2008, the Company recorded rental income of $1,908, rental expense of $3,451, and an impairment of $12,363 related to Aventine, resulting in a $13,906 loss from discontinued operations on the consolidated statement of operations. The Company will continue to record Aventine as real estate, held for sale as it continues to market the asset for sale.

On June 17, 2008, the Company and Corus entered into an amendment to the first mortgage. The terms of the amendment include 1) an extension of the first mortgage maturity date to June 30, 2009 2) the Company will make monthly amortization payments of $84 and interest payments at the rate of LIBOR plus 2.75% or 6.50%, whichever is greater, in the event the property does not generate sufficient cash flow to service such payments and 3) the Company agreed to guaranty $2,000 of the first mortgage. However, this amount is reduced to zero once Corus has received $1,000 of amortization payments prior June 30, 2009. The Company has made payments totaling $752 through March 24, 2009.

Note 5 Securities Available-for-Sale

The Company’s securities available-for-sale are carried at estimated fair value. At December 31, 2008, the Company’s securities available-for-sale consisted of a commercial mortgage-backed security with an estimated fair value of $15,000 with an unrealized loss of $10,000 included in accumulated other comprehensive loss on the consolidated balance sheet. The temporary impairment of this available-for-sale security resulted from the fair value of the security falling below amortized cost basis. Management possesses both the intent and ability to hold the security until the Company has recovered the amortized cost. As such, management does not believe this security is other than temporarily impaired.

Note 6 Common Stock

The Company has issued three series of common stock, A, B and K. Each series was subscribed by investors under separate subscription agreements. Series B and K shares are entitled to a special distribution as defined in the private offering memorandum. On October 13, 2004, the Company accepted subscriptions totaling $150,000 in capital commitments. Subsequently, the Company accepted additional capital commitments on November 19, 2004, June 30, 2005, and July 13, 2005 totaling $161,200, $17,250, and $52,077, respectively.

The Company declared the following dividends per share for the years ended December 31, 2008.

Declaration date	Payment Date	Series A Common	Series B Common	Series K Common
March 27, 2008	March 31, 2008	18.34	22.09	19.04
June 27, 2008	July 1, 2008	12.70	15.07	13.02

Total year ended December 31, 2008		$31.04	$37.16	$32.06

For U.S. federal income tax purposes, all 2008 dividends are a return of capital.

No shares were issued during the year ended December 31, 2008.

Note 7 Related Parties

The Manager, its affiliates and its officers, directors and employees, collectively have committed to purchase the lesser of 5% of the total shares sold by the Company or $20,000 of common shares. As of July 13, 2005 BlackRock Advisors, Inc., an affiliate of the Manager, and employees of the Manager have committed capital of $15,083 and $3,944 respectively. Shares issued to the Manager and employees of the Manager are as follows:

Date	Stock issued	Number of Shares Issued	Proceeds
December 6, 2004	Series K Common	1,316	$1,316
December 28, 2004	Series K Common	3,159	3,159
March 30, 2005	Series K Common	988	988
June 28, 2005	Series K Common	2,308	2,308
October 3, 2005	Series K Common	623	623
April 5, 2006	Series K Common	3,147	3,147
September 29, 2006	Series K Common	1,994	1,994
January 28, 2007	Series K Common	2,961	2,961
July 13, 2007	Series K Common	2,531	2,531

Pursuant to the Management Agreement between the Company and the Manager dated October 13, 2004 (“Management Agreement”), the Manager receives a management fee paid by the Company (the “Management Fee”) in an amount equal to 0.375% of the aggregate amount of capital commitments from subscribers to the series A common stock per quarter. In addition, the Manager will be paid an Incentive Fee (the “Incentive Fee”) in an amount equal to 20% of profits in excess of an 8% return to Investors, as defined in the Management Agreement and 35% of profits in excess of a 13% return to Investors, as defined in the Management Agreement. For the year ended December 31, 2008, pursuant to the terms of the Management Agreement, management fees totaled $3,110 and the incentive fee clawback (due back to the Company) totaled ($9,036). As of December 31, 2008 $3,332 of these fees were accrued for in prepaid and other assets on the consolidated balance sheet.

The Manager is entitled to receive an origination fee (the “Origination Fee”) from the Company equal to the origination fee received by the Company with respect to its lending activities up to 1% of the principal balance in any transaction, payable at the time of receipt. For the year ended December 31, 2008, no origination fees were earned by the Manager.

The Company will pay or reimburse the Manager for the expenses, obligations or other liabilities incurred or paid by the Manager and its affiliates in establishing the Company, or in performing its obligations to the Company or otherwise providing services to or for the benefit of the Company, excluding rent, overhead expenses, taxes and other compensation expense in respect of the employees of the Manager and its affiliates. For the year ended December 31, 2008, the Company recorded $60, as reimbursements to the Manager for out of pocket expenses incurred on behalf of the Company.

On October 13, 2004, the Company accepted a subscription agreement in the amount of $30,000 from Anthracite Capital, Inc. (“Anthracite”), a publicly held REIT that is also managed by the Manager. Subsequently, the Company accepted additional subscription agreements on November 19, 2004 and July 13, 2005 totaling $32,067 and $37,933, respectively. As of July 13, 2005, Anthracite’s total commitment to the Company was $ 100,000. Shares issued to Anthracite are as follows:

Date	Stock issued	Number of Shares Issued	Proceeds
December 6, 2004	Series K Common	4,986	$4,986
December 28, 2004	Series K Common	11,967	11,967
March 30, 2005	Series K Common	3,581	3,581
June 28, 2005	Series K Common	8,777	8,777
October 3, 2005	Series K Common	8,946	8,946
April 5, 2006	Series K Common	22,270	22,270
September 29, 2006	Series K Common	10,514	10,514
January 28, 2007	Series K Common	15,613	15,613
July 13, 2007	Series K Common	13,346	13,346

On October 13, 2004, the Company accepted a subscription agreement in the amount of $30,000 from PNC Financial Services Group, Inc. (“PNC Bank”). PNC Bank is the minority owner of the parent company of the Manager. Shares issued to PNC Bank are as follows:

Date	Stock issued	Number of Shares Issued	Proceeds
December 6, 2004	Series A Common	2,410	$2,410
December 28, 2004	Series A Common	5,784	5,784
March 30, 2005	Series A Common	1,731	1,731
June 28, 2005	Series A Common	4,243	4,243
April 5, 2006	Series A Common	3,991	3,991
September 29, 2006	Series A Common	3,154	3,154
January 28, 2007	Series A Common	4,684	4,684
July 13, 2007	Series A Common	4,003	4,003

The Company has contracted Midland Loan Services, Inc. (“Midland”), an affiliate of PNC Bank, to provide loan servicing for its commercial mortgage loans. For the year ended December 31, 2008, the Company paid $68 to Midland for loan servicing, which are included in general and administrative expenses on the accompanying statement of operations.

The Manager also manages other entities and accounts (collectively the “Accounts”) that invest in real estate related securities and loans. These Accounts may invest in assets secured by collateral that also secure investments of the Company. The Company’s investments can generally take the form of a subordinated or pari passu interest in the same capital structure as the Accounts.

To the extent investments have been allocated between the Company and the Accounts, the Manager determines a purchase price allocation for each Account including the Company’s purchase price allocation based upon the Manager’s assessment of risk and return for similar transactions.

Examples of this can include:

•	A subordinated interest in a first mortgage (B-piece) where the Accounts own a senior interest (A-piece).

•	An originated loan that is secured by interests in a partnership that owns real estate (a mezzanine loan) that is subject to a first mortgage where the Accounts have an interest.

•	An investment in preferred equity in a partnership that owns real estate that is subject to a mortgage or a mezzanine loan where the Accounts have an interest.

The Manager may be in a position where it manages different parts of a capital structure that are in conflict in a workout situation. If this were to arise the Manager would discuss the conflicts and potential remedies with the Company’s Advisory Committee.

Note 8 Borrowings

Facilities:

On December 20, 2004, the Company closed a $150,000 financing facility with Bank of America to finance the Company’s commercial mortgage loans and subsequently increased the facility balance to $200,000 on April 8, 2005. Initial maturity was June 19, 2007 and the first extension period was exercised for an additional twelve months to June 19, 2008. On June 19, 2008, the facility was amended to revise the facility amount to $40,407 reflecting the fact that no additional transactions will be added to the facility. On December 5, 2008 the maturity was further extended to June 1, 2009 with monthly amortization of $1,300 commencing on December 15, 2008. As of December 31,

2008 outstanding borrowings under the credit facility were $9,566. Outstanding borrowings under this facility bear interest at a LIBOR based variable rate. The weighted average borrowing rate under the Bank of America credit facility at December 31, 2008 was 2.5%. The carrying value of assets pledged under this facility totaled $22,250 at December 31, 2008.

On June 16, 2005, the Company closed a $175 million secured facility with Wachovia Bank, N.A. The initial maturity date on the facility was June 9, 2008 and was later extended to December 9, 2008. On October 29, 2008 the facility was amended and the maturity date extended until June 9, 2009 with monthly amortization of $1,300 commencing on December 15, 2008. The facility was used to finance the Company’s investments in B-notes, mezzanine loans, and participations. As of December 31, 2008, outstanding borrowings under this facility were $6,187 with a weighted average borrowing rate of 4.5%. The carrying value of assets pledged under this facility totaled $18,815 at December 31, 2008.

The Company is subject to various covenants in its lines of credit, including a minimum debt service coverage ratio of 1.5 to 1, a minimum debt to committed capital of 2 to 1, and minimum liquid assets of $5,000. At December 31, 2008, the Company was not aware of any instances of noncompliance with any covenants except the minimum liquid asset covenant. The Company received waivers of the minimum liquid asset requirement from Wachovia Bank, N.A. and is in discussion with Bank of America to obtain a waiver of this requirement at December 31, 2008. In addition, on March 9, 2009, Wachovia Bank, N.A. and the Company signed a forbearance agreement related to the Company’s failure to satisfy its contractual February 2008 amortization obligation of $1,300 and a March 3, 2008 margin call of $1,435 issued due to the decline in the value of assets collateralizing the borrowings. The forbearance agreement was in effect until March 16, 2009. The Company is in discussions with Wachovia to extend the forbearance agreement.

The Company is also in discussions with its secured credit facility lenders to obtain a waiver stating that the going concern reference in the independent registered public accounting firm’s opinion to the consolidated financial statements is waived or does not constitute an event of default and/or covenant breach under the applicable facility.

Collateralized Debt Obligation (“CDO”)

On September 15, 2005, a wholly owned subsidiary of the Company issued eight tranches of secured debt with a par amount of $278,650 through a collateralized debt obligation (“CDO”). Two additional tranches with a par amount of $47,550 were retained by the Company. The tranches were issued at a floating rate coupon with a combined weighted average remaining maturity of approximately 3.0 years and a cost of funds of 2.2% at December 31, 2008. The CDO was secured by assets with a carrying value of $300,588 at December 31, 2008.

During September 2008, the Company repurchased $2,500 of its Class C CDO note for $650. The Company recognized a gain of $1,821 which is included on the consolidated statement of operations for the year ended December 31, 2008.

During October 2008, the Company repurchased $6,600 and $3,000 of its Class G and Class H CDO notes for $1,056 and $360, respectively. The Company recognized gains of $5,468 and $2,605, respectively, which is included on the consolidated statement of operations for the year ended December 31, 2008.

CDO tests

In addition to the covenants under the Company’s secured credit facilities, the CDO issued by the Company contains compliance tests which, if violated, could trigger a diversion of cash flows from the Company to bondholders of the CDOs. The CDO is subject to various covenants including a minimum weighted average spread of 4.07%, a minimum weighted average coupon of 6.00%, a weighted average life and initial maturity of 5 years and extended maturity of 6 years, and diversification and credit quality tests. At December 31, 2008, the CDO was in compliance with all covenants with the exception of the overcollateralization and the weighted average rating factor covenants. CDO interest payments will continue to be diverted to the Class A notes until the overcollateralization failure is cured.

Interest Coverage and Overcollateralization Tests (“Cash Flow Triggers”)

The Company’s CDO contains tests that measure the amount of overcollateralization and excess interest in the transaction. Failure to satisfy these tests would cause the principal and/or interest cash flow that would otherwise be distributed to more junior classes of securities (including those held by the Company) to be redirected to pay down the most senior class of securities outstanding until the tests are satisfied. Therefore, failure to satisfy the coverage tests could adversely affect cash flows received by the Company from the CDO and thereby the Company’s liquidity and operating results.

Generally, the overcollateralization test measures the principal balance of the specified pool of assets in a CDO against the corresponding liabilities issued by the CDO. However, based on ratings downgrades, the principal balance of an asset or of a specified percentage of assets in a CDO may be deemed reduced below their current balance to levels set forth in the related CDO documents for purposes of calculating the overcollateralization test. As a result, ratings downgrades can reduce the principal balance of the assets used in the overcollateralization test relative to the corresponding liabilities in the test, thereby reducing the overcollateralization percentage. In addition, actual defaults of an asset would also negatively impact compliance with the overcollateralization tests. A failure to satisfy an overcollateralization test on a payment date could result in the redirection of cash flows.

Weighted Average Life, Minimum Weighted Average Recovery Rate, and the Weighted Average Rating Factor (“Collateral Quality Tests”)

The ability of the Company’s CDO to trade securities within its portfolio is dependent on passing the collateral quality tests. Collateral quality tests limit the ability of the Company’s CDO to trade securities within its portfolio. If one of these tests fails, then any subsequent trade will either have to maintain or improve the result of the test or the trade cannot be executed.

The most significant test is the weighted average rating test which is impacted when credit rating agencies downgrade the underlying CDO collateral. Ratings downgrades of assets in the Company’s CDO can negatively impact compliance with the over collateralization tests when an asset is downgraded to Caa3 or below. The Company is permitted to actively manage the CDO collateral pool to facilitate compliance with this test through end of September 2010, the reinvestment period. After the reinvestment period, there are limited circumstances under which trades can be executed. However, the Company’s ability to remain in compliance is limited by the amount of securities held outside of the CDO and also by the Company’s inability to purchase new assets given the expiration of the Company’s investment period.

At the March 21, 2008 payment date, $9,626 of the Class A notes were paid down to cure a failure of the CDO’s overcollateralization tests. This failure was caused by the default of Bermuda Dunes and the Macklowe portfolio. To cure the tests, all interest below Class H was diverted to pay down the Class A notes. The subordinated notes, (which the Company owns all of) received no interest payment and the remainder of the cure payment came from principal proceeds which otherwise would have been available for reinvestment.

At the June 23, 2008 payment date, $11,269 of the Class A notes were paid down to cure a failure of the CDO’s overcollateralization tests. This failure was caused by the default of the East Village asset during the second quarter of 2008. To cure the tests, all interest below Class H was diverted to pay down the Class A notes. The subordinated notes, (which the Company owns all of) received no interest payment and the remainder of the cure payment came from principal proceeds which otherwise would have been available for reinvestment.

At the December 22, 2008 payment date, $13,889 of the Class A notes were paid down due to the failure of the CDO’s overcollateralization tests. This failure was caused by the default of the 1330 Avenue of the Americas and 200 Lafayette assets during the fourth quarter of 2008. In accordance with the CDO indenture, all interest below Class B was diverted to pay down the Class A notes.

Note 9 Fair Value of Financial Instruments

The following table presents the notional amount, carrying value and estimated fair value of financial instruments at December 31, 2008:

	December 31, 2008
	Carrying Value	Estimated Fair Value
Cash and cash equivalents	$4,360	$4,360
Commercial mortgage loans	358,397	261,108
Securities available-for-sale	15,000	15,000
Secured borrowings	15,753	15,753
CDO borrowings	231,765	42,502

Note 10 Effect of Market Conditions on the Company’s Business & Recent Developments

During 2008 and particularly in the fourth quarter, global economic conditions continued to worsen, resulting in ongoing disruptions in the credit and capital markets, significant devaluations of assets and a severe economic downturn globally. Assets linked to the U.S. commercial real estate finance market have been particularly affected as demand for such assets has sharply declined and defaults have risen, including for CMBS and commercial real estate loans. Available liquidity, which began to decline during the second half of 2007, became scarce in 2008 and remains depressed into 2009. In the current environment, the Company is focused principally on managing its liquidity.

The Company’s consolidated financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities and commitments in the normal course of business. There are substantial doubts that the Company will be able to continue as a going concern and, therefore, may be unable to realize its assets and discharge its liabilities in the normal course of business. The financial statements do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

The recessionary economic conditions and ongoing market disruptions have had, and the Company expects will continue to have, an adverse effect on the Company and the commercial real estate and other assets in which the Company has invested. These effects include:

•

Negative operating results. The Company incurred net income (loss) available to common stockholders of $(207,230) for the year ended December 31, 2008, driven primarily by the incurrence of sizable provisions for loan losses (including the establishment of a general reserve). The establishment of a general reserve for loan losses was deemed necessary given the dramatic change in the prospects for loan performance as a result of significant property value declines in the fourth quarter. See Note 1 of the consolidated financial statements, “Organization and Significant Accounting Policies—Allowance for Loan Losses” for a discussion of the methodology used to calculate the general reserve.

•

Adverse impact on liquidity. The Company’s cash and cash equivalents decreased to $3,450 at December 31, 2008 from $11,239 at December 31, 2007 due to, among other things, an increase in the receipt and funding of margin calls and amortization payments under the Company’s secured credit facilities and reduced cash flow from investments. In addition, the Company’s CDO was not incompliance with a covenant test and cash flows normally received by the Company are now being diverted to bondholders senior to the Company’s position.

•

Change in dividend policy. The Company is currently focused on managing its liquidity and, unless its liquidity position and market conditions significantly improve, the Company will only pay cash dividends on its stock to the extent necessary to maintain its REIT status until the Company’s liquidity position has improved.

These effects have led to the following adverse consequences for the Company:

•

Substantial doubt about the ability to continue as a going concern. The Company’s independent registered public accounting firm has issued an opinion on the Company’s consolidated financial statements that states the consolidated financial statements have been prepared assuming the Company will continue as a going concern and further states that the Company’s liquidity position, current market conditions and the uncertainty relating to the outcome of the Company’s ongoing negotiations with its lenders have raised substantial doubt about the Company’s ability to continue as a going concern.

•

Breach of covenants. Financial covenants in certain of the Company’s secured credit facilities include minimum cash liquidity of $5,000 as of the end of each calendar quarter. As of December 31, 2008, the Company was not in compliance with this covenant. One of its secured lenders has waived this covenant. The other secured lender has not waived this covenant and the Company continues to negotiate with this lender. As of December 31, 2008, the Company is also not in compliance with the debt service coverage ratio financial covenant for one of its secured lenders. The coverage ratio is below the required amount due to the inclusion of the provision for loan losses in the coverage calculation and the Company is in negotiations to obtain a waiver of this covenant.

•

Inability to satisfy margin calls and amortization payments. During the first quarter of 2009, the Company received a margin call of $1,435 from one of its secured credit facility lenders. In addition, the Company is obligated to make monthly amortization payments of $1,300 to each of its lenders. The Company has not funded the $1,435 margin call and has not made amortization payments totaling $2,600. The Company is in discussions with its lenders to restructure these payments. As of March 23, 2009, the Company had $529 of cash and cash equivalents that was available and not restricted by CDO covenants.

•

Reduction or elimination of dividends. Due to current market conditions and the Company’s current liquidity position, the Company will pay cash dividends on its stock only to the extent necessary to maintain its REIT status until the Company’s liquidity position has improved and market values of commercial real estate debt show signs of stability. The Company did not declare a dividend on the Common Stock for the third and fourth quarter of 2008. It did not have positive taxable income, and therefore no distributions were required under the REIT rules.

Carbon Capital II, Inc.

Consolidated Financial

Statements (Unaudited)

For the Year Ended

December 31, 2007 and

December 31, 2006

Carbon Capital II, Inc.

Carbon Capital II, Inc.

Consolidated Balance Sheets (Unaudited)

(in thousands, except share information)

	December 31, 2007	December 31, 2006
ASSETS:

Cash and cash equivalents	$11,239	$14,563
Restricted cash	16,788	38,931
Commercial mortgage loans (net of loan loss reserve of $3,332 in 2007 and $5,181 in 2006)	666,101	684,481
Real estate, held-for-sale	43,221	—
Securities available-for-sale, at fair value	23,500	—
Accrued interest receivable	18,119	13,425
Deferred financing costs (net of accumulated amortization of $4,740 in 2007 and $3,094 in 2006)	645	1,235
Collateralized debt obligation issuance costs (net of accumulated amortization of $1,524 in 2007 and $857 in 2006)	3,880	4,547
Prepaid and other assets	4,609	305

Total Assets	$788,102	$757,487

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Liabilities:
Accounts payable and accrued expenses	$3,827	$4,003
Interest payable	748	1,134
Liabilities for real estate, held-for-sale	31,706	—
Collateralized debt obligations	278,650	278,650
Borrowings secured by pledge of commercial mortgage loans	104,112	154,794
Borrowings secured by pledge of investor subscription agreements	—	58,035

Total Liabilities	419,043	496,616

Commitments and Contingencies

Stockholders’ Equity:
Common stock, class A, par value $ 0.01 per share; 325,833 share authorized; 207,315 shares issued and outstanding in 2007 and 147,282 in 2006	2	1
Common stock, class B, par value $ 0.01 per share; 54,167 shares authorized; 54,185 shares issued and outstanding in 2007 and 38,492 in 2006	—	—
Common stock, class K, par value $ 0.01 per share; 120,000 shares authorized; 119,026 shares issued and outstanding in 2007 and 84,576 in 2006	1	1
Additional paid-in capital	379,863	269,689
Dividends in excess of earnings	(9,307)	(8,820)
Accumulated other comprehensive loss	(1,500)	—

Total Stockholders’ Equity	369,059	260,871

Total Liabilities and Stockholders’ Equity	$788,102	$757,487

See accompanying notes to the consolidated financial statements

Carbon Capital II, Inc.

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	For the Years Ended
	December 31, 2007	December 31, 2006
Income:
Interest and related income - commercial mortgage loans	$75,236	$69,589
Net gain on prepayment of mortgage loans	6,436	6,577
Gain on sale of servicing rights	1,024	—
Interest - cash and cash equivalents	704	741

Total income	83,400	76,907

Expenses:
Management and incentive fees	4,574	7,883
Interest - borrowings on commercial mortgage loans	10,130	11,003
Interest - collateralized debt obligations	18,224	17,212
Provision for loan loss	3,332	5,181
General and administrative	628	433

Total expenses	36,888	41,712

Income from continuing operations	46,512	35,195

Loss from discontinued operations	1,922	—

Net income	$44,590	$35,195

See accompanying notes to the consolidated financial statements

Carbon Capital II, Inc.

Consolidated Statement of Changes in Stockholders’ Equity (Unaudited)

For the years ended December 31, 2007 and 2006

(in thousands)

	Class A Common Stock, Par Value	Class B Common Stock, Par Value	Class K Common Stock, Par Value	Additional Paid-In Capital	Dividends in Excess of Earnings	Accumulated Other Comprehensive Loss	Comprehensive Income	Total Stockholders’ Equity
Balance at January 1, 2006	$1	$—	$1	$162,749	$(2,819)	$—		$159,931
Net income	—	—	—	—	35,195	—	$35,195	35,195

Comprehensive income						—	$35,195

Issuance of common stock	1	—	—	106,940	—	—		106,941
Dividends	—	—	—	—	(41,196)	—		(41,196)

Balance at December 31, 2006	$1	$—	$1	$269,689	$(8,820)	$—		$260,871
Net income	—	—	—	—	44,590	—	$44,590	44,590
Change in net unrealized loss on securities-available-for-sale						$(1,500)	(1,500)	(1,500)

Other comprehensive loss							(1,500)

Comprehensive income							$43,090

Issuance of common stock	—	—	1	110,174	—	—		110,175
Dividends	—	—	—	—	(45,077)	—		(45,077)

Balance at December 31, 2007	$2	$—	$1	$379,863	$(9,307)	$(1,500)		$369,059

See accompanying notes to the consolidated financial statements

Carbon Capital II, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	For the Years Ended
	December 31, 2007	December 31, 2006
Cash flows from operating activities:
Net income	$44,590	$35,195
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of discount	(1,749)	(4,467)
Provision for loan loss	3,332	5,181
Amortization of deferred financing costs and collateralized debt obligation issue costs	2,313	2,277
Net gain on sale and prepayment of mortgage loans	(6,436)	(6,577)
Gain on sale of servicing rights	(1,024)	—
Increase in accrued interest receivable	(9,290)	(5,914)
Decrease in prepaid and other assets	291	422
(Decrease) in accounts payable and accrued expenses	(233)	(747)

Net cash provided by operating activities	31,794	25,370

Cash flows from investing activities:
Funding of commercial mortgage loans	(500,368)	(452,541)
Repayments received on commercial mortgage loans	435,522	217,911
Sale of commercial mortgage loans	81,300	—
Proceeds from sale of servicing rights	1,024	—
Investment – held for sale	(5,000)	—
Purchase of securities available-for-sale	(25,000)	—
Decrease in restricted cash	22,144	9,902
Repayments received on real estate joint venture	—	7,016

Net cash provided by (used in) investing activities	9,622	(217,712)

Cash flows from financing activities:
(Decrease) increase in borrowings	(108,717)	135,404
Proceeds from issuance of common stock	110,176	106,941
Dividends paid on common stock	(45,143)	(41,551)
Deferred financing costs	(1,056)	(615)

Net cash (used in) provided by financing activities	(44,740)	200,179

Net decrease in cash and cash equivalents	(3,324)	7,837
Cash and cash equivalents, beginning of year	14,563	6,726

Cash and cash equivalents, end of year	$11,239	$14,563

Supplemental disclosure of cash flow information:
Interest paid	$27,095	$25,461
Disclosure of non – cash investing activity
Consolidation of foreclosed asset	$43,221	$—

Consolidation of liabilities foreclosed asset	$31,443	$—

See accompanying notes to the financial statements

Carbon Capital II, Inc.

Notes to Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands except per share information)

Note 1 Organization and Significant Accounting Policies

Carbon Capital II, Inc. (the “Company”), was incorporated in Maryland on October 13, 2004 and commenced operations on that date. The Company’s principal business activity is to invest in a broad range of commercial real estate assets, mortgages and other loans and real estate-related operating companies, trusts or issuers owning real estate assets in the United States, including but not limited to, mortgage and mezzanine loans and preferred equity investments, real estate participating debt, investments in real estate operating companies, real estate debt securities and bridge financings. The Company’s principal objective is to generate net interest income for distribution to its stockholders from the difference between the income generated by its investment and other activities, and its expenses.

On November 2, 2007, the stockholders approved an amendment to the articles of incorporation of the Company whereby the Company will be able to reinvest the proceeds from the sale, repayment, prepayment or financing of commercial real estate loans and securities until October 18, 2008.

The Company is managed by BlackRock Financial Management, Inc. (the “Manager), a subsidiary of BlackRock, Inc., publicly traded (NYSE: BLK) asset management company.

A summary of the Company’s significant accounting policies follows:

Cash and cash equivalents: All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Restricted cash: Restricted cash at December 31, 2007 and 2006 consists primarily of $16,788 and $38,931 respectively, on deposit with the trustee of our collateralized debt obligation (“CDO”), representing proceeds from our CDO issuance that will be used to fund future investments that will be acquired by the CDO trust. Also included are the proceeds of repayments from loans serving as collateral in our CDO, which will be used to fund investments to replace those trust assets.

Use of estimates: The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation: The consolidated financial statements include the financial statements of the Company and its majority owned subsidiaries, and those VIEs in which the Company is the primary beneficiary under FIN 46R. All intercompany balances and transactions have been eliminated in consolidation.

Deferred Financing Costs and Collateralized Debt Obligation Issue Costs: Debt financing costs, which include loan origination fees and costs incurred by the Company in connection with obtaining financing, are deferred and are amortized using the interest method over the life of the related financing.

Commercial Mortgage Loans: The Company originates commercial mortgage loans to be held to maturity as long-term investments. Loans held for long-term investment are carried at amortized cost. The recognition of income is based upon the contractual terms of the loan as well as the consideration of other measures such as a review of the credit of the borrower, the key terms of the loan such as debt service coverage ratios and loan to value ratios, and the analysis of economic factors. Premiums and discounts related to these loans are amortized over their remaining terms to maturity using the effective interest method. Any origination fee income and application fee income net of direct costs associated with originating commercial mortgage loans are deferred and recognized over the term of the loan as an adjustment to the investment’s yield.

Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Several of the loans provide for accrual of interest at specified rates, which differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower. If management cannot make this determination regarding collectability, interest income above the current pay rate is recognized only upon actual receipt.

Allowance for Loan Losses: The Company’s allowance for estimated loan losses represents its estimate of probable credit losses inherent in its commercial mortgage loan portfolio held for investment as of the date of the consolidated balance sheet. When determining the adequacy of the allowance for loan losses the Company considers historical and industry loss experience, economic conditions and trends, the estimated fair values of its loans, credit quality trends and other factors that it determines are relevant. Increases to the allowance for loan losses are charged to current period earnings through the provision for loan losses. The Company’s allowance for loan losses consists of two components, a loan specific component and a general component. Amounts determined to be uncollectible are charged directly to the allowance for loan losses.

The loan specific component of the Company’s allowance for loan losses consists of individual loans that are impaired and for which the estimated allowance for loan losses is determined in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan. The Company performs an analysis of each loan in accordance with paragraph 8 of SFAS 114 by assessing whether “it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement”. The Company considers a loan to be impaired when, based on current information and events, it believes it is probable that it will be unable to collect all amounts due to it based on the contractual terms of the loan.

The general component of the Company’s allowance for loan losses is determined in accordance with SFAS No. 5, Accounting for Contingencies. This component of the allowance for loan losses represents the Company’s estimate of losses inherent, but unidentified, in its portfolio as of the date of the consolidated balance sheet. The general component of the allowance for loan losses is estimated using a formula-based method based upon a review of the Company’s loan portfolio’s risk characteristics, risk grouping of loans in the portfolio based upon estimated probability of default and severity of loss as well as consideration of general economic conditions and trends. The Company’s general component excludes loans that have been fully and partially reserved for in the loan specific component. The formula-based general component is developed by calculating estimated losses based on the probability of default given historical default trends in the commercial real estate market and the Company’s judgment concerning those trends and other relevant factors. The severity of the loss the Company would incur if the loan defaulted is based on several factors including historical trends in the commercial real estate industry, the estimated decline in the market value of the underlying collateral since the date of purchase and the Company’s position in the capital structure that owns the underlying collateral (e.g., the Company expects mezzanine loans to suffer a greater loss than a B note given mezzanine positions are subordinated to B notes in a commercial real estate capital structure).

Securities Available-for-Sale: The Company has designated certain investments in mortgage-backed securities as assets available-for-sale because the Company may dispose of them prior to maturity and does not hold them principally for the purpose of selling them in the near term. Securities available-for-sale are carried at estimated fair value with the net unrealized gains or losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Unrealized losses on securities that reflect a decline in value that is judged by management to be other than temporary, if any, are charged to earnings. At disposition, the realized net gain or loss is included in income on a specific identification basis.

In accordance with SFAS No. 115, when the estimated fair value of the security classified as available-for-sale has been below amortized cost for a significant period of time and the Company concludes that it no longer has the ability or intent to hold the security for the period of time over which the Company expects the values to recover to amortized cost, the investment is written down to its fair value. The resulting charge is included in income, and a new cost basis established.

Embedded derivatives: An embedded derivative is a component of a contract that on a stand-alone basis would satisfy the criteria in the definition of a derivative. In general, embedded derivatives are required to be bifurcated from the contract for accounting purposes, unless the economics of the derivatives are closely related to the contract’s economics or the contract itself is carried at fair value. As part of its commercial lending activities, certain commercial mortgage loans of the Company may contain embedded derivatives such as an interest rate floor, which is a collection of sequential floorlets that limit the reference-borrowing rate from falling below a certain level. When required, the economic result from these floors are bifurcated from the commercial mortgage loan, classified as Prepaid and other assets on the consolidated balance sheets, and subsequent changes in fair value included in the consolidated statement of operations. The fair value of LIBOR floors is based upon the sum of the prices of the floorlets. The total amount of income recorded over the life of the loan with a bifurcated floor will be the same as if it was not bifurcated; only the timing of income recognition will vary. The fair value of the LIBOR floors is zero as of December 31, 2007 and December 31, 2006 respectively.

Income taxes: The Company has elected to be taxed as a “real estate investment trust” (“REIT”) under the Internal Review Code of 1986, as amended. Accordingly, the Company generally will not be subject to Federal income tax to the extent of its dividends to stockholders and as long as certain asset, income and stock ownership tests are met.

Recent Accounting Developments

Reverse Repurchase Agreements

On February 20, 2008, the FASB issued FSP FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. This FSP addresses the accounting for the transfer of financial assets and a subsequent repurchase financing and shall be effective for financial statements issued for fiscal years beginning after November 15, 2008 and interim periods within those years. The FSP focuses on the circumstances that would permit a transferor and a transferee to separately evaluate the accounting for a transfer of a financial asset and a repurchase financing under FAS 140, Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

The FSP states that a transfer of a financial asset and a repurchase agreement involving the transferred financial asset should be considered part of the same arrangement when the counterparties to the two transactions are the same unless certain criteria are met. The criteria in the FSP are intended to identify whether (1) there is a valid and distinct business or economic purpose for entering separately into the two transactions and (2) the repurchase financing does not result in the initial transferor regaining control over the previously transferred financial assets. The FASB has stated that the FSP’s purpose is to limit diversity of practice in accounting for these situations, resulting in more consistent financial reporting. This FSP shall be applied prospectively to initial transfers and repurchase financings for which the initial transfer is executed on or after the beginning of the fiscal year in which this FSP is initially applied.

Currently, the Company records such assets and the related financing gross on its consolidated statement of financial condition, and the corresponding interest income and interest expense gross on the consolidated statement of operations. Any change in fair value of the security is reported through other comprehensive income pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, because the security is classified as available-for-sale. However, in a transaction where the mortgage-backed securities are acquired from and financed under a repurchase agreement with the same counterparty, the acquisition may not qualify as a sale from the seller’s perspective under the provisions of FAS 140. In such cases, the seller may be required to continue to consolidate the assets sold to the Company, based on their continuing involvement with such investments. The Company has not completed its evaluation of the impact of FSP FAS 140-3 but the Company may be precluded from presenting the assets gross on the Company’s consolidated statement of financial condition and should instead be treating the Company’s net investment in such assets as a derivative. This potential change in accounting treatment does not affect the economics of the transactions but does affect how the transactions would be reported on the Company’s consolidated financial statements. The Company’s cash flows, liquidity and ability to pay a dividend would be unchanged, and the Company does not believe its REIT taxable income or REIT status would be affected. The Company believes stockholders’ equity would not be materially affected.

Investment Companies

In June, 2007, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting for Parent Companies and Equity Method Investors for Investments in Investment Companies. This SOP provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide- Investment Companies (the “Guide”). If the Company is determined to be within the scope of the Guide they are required, among other things, to carry their investments at fair value, with changes in fair value included in earnings. On February 14, 2008, the FASB decided to indefinitely defer the effective date of this SOP.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157 Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category (which require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and all interim periods within those fiscal years. Management has concluded the adoption of this standard will not impact the Company’s consolidated financial statements.

Fair Value Accounting

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure eligible financial instruments at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings. The decision to elect the fair value options is determined on an instrument-by-instrument basis, it should be applied to an entire instrument, and it is irrevocable. Assets and liabilities measured at fair value pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using another measurement attribute. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. The Company has decided not to elect the fair value option for any eligible financial instruments.

Variable Interest Entities

The consolidated financial statements include the financial statements of Carbon Capital II, Inc. and its subsidiaries which are wholly owned or controlled by the Company or entities which are variable interest entities (“VIEs”) in which the Company is the primary beneficiary under Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities (revised December 2003) (“FIN 46R”). FIN 46R requires a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that absorbs the majority of the VIE’s expected losses and/or the majority of the expected returns. The Company has evaluated its investments for potential variable interests by evaluating the sufficiency of the entity’s equity investment at risk to absorb losses. All intercompany balances and transactions have been eliminated in consolidation.

Certain Hybrid Financial Instruments

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS No. 155”), which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), and SFAS No. 140. SFAS No. 155 provides, among other things, that:

•

For embedded derivatives which would otherwise be required to be bifurcated from their host contracts and accounted for at fair value in accordance with SFAS No. 133, an irrevocable election may be made on an instrument-by-instrument basis, to be measured as hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings.

•	Concentrations of credit risk in the form of subordination are not considered embedded derivatives.

•	Clarification regarding which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133.

SFAS No. 155 is effective for all financial instruments acquired, issued or subject to remeasurement after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Upon adoption, differences between the total carrying amount of the individual components of an existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative effect adjustment to beginning retained earnings. Prior periods should not be restated. The adoption of SFAS No. 155 on January 1, 2007 did not have an impact on the Company’s consolidated financial statements.

Accounting for Uncertainty in Income Taxes

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes and Related Implementation Issues (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a threshold and measurement attribute for recognition in the financial statements of an asset or liability resulting from a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective as of the beginning of fiscal years that begin after December 15, 2006. The adoption of FIN 48 on January 1, 2007 did not have an impact on the Company’s consolidated financial statements.

Note 2 Commercial Mortgage Loans

The Company’s loans receivable consists of the following:

	Par	Book Value
Balance at January 1, 2006	$450,845	$443,988

Investments in commercial mortgage loans	443,976	452,541
Proceeds from principal repayments	(202,638)	(217,911)
Accretion of loan discount and fees	—	4,467
Provision for loan loss	—	(5,181)
Gain on sale and prepayment on commercial mortgage loans	—	6,577

Balance at December 31, 2006	692,183	684,481

Investments in commercial mortgage loans	497,956	500,368
Proceeds from principal repayments	(429,086)	(435,522)
Proceeds from sale of commercial mortgage loans	(81,300)	(81,300)
Transfer to real estate, held-for-sale	(11,960)	(11,960)
Transfer of loan loss provision to Real Estate, held-for-sale	—	5,181
Accretion of loan discount and fees	—	1,749
Provision for loan loss	—	(3,332)
Gain on sale and prepayment on commercial mortgage loans	—	6,436

Balance at December 31, 2007	$667,793	$666,101

The Company’s diversification of its commercial mortgage loans by region and by property type based on book value is as follows:

	December 31, 2007		December 31,2006
Region
Northern California	$164,733	24.8%	$116,258	17.0%
Southern California	124,010	18.6	103,482	15.1
Pacific (excluding California)	4,272	0.6	5,330	0.8
Southeast	69,979	10.5	143,586	21.0
Northeast	181,441	27.2	111,654	16.3
Mountain	48,859	7.3	65,956	9.6

Mideast	49,081	7.4	42,392	6.2
Southwest	19,245	2.9	33,397	4.9
West North Central	—	—	28,676	4.2
East North Central	4,481	0.7	20,674	3.0
Puerto Rico	—	—	10,162	1.5
Other Non US	—	—	2,914	0.4

TOTALS	$666,101	100.0%	$684,481	100.0%

Property Type	December 31, 2007		December 31, 2006
Multifamily	$166,152	24.9%	$133,533	19.5%
Hotel	180,292	27.0	241,086	35.2
Office	164,874	24.8	147,795	21.6
Retail	58,162	8.7	73,183	10.7
Industrial	16,621	2.5	—	—
Land	45,000	6.8	45,000	6.6
Other mixed use	35,000	5.3	43,884	6.4

TOTALS	$666,101	100.0%	$684,481	100.0%

The following table summarizes the Company’s loan investments at December 31, 2007 and December 31, 2006:

Date of Initial Investment	Scheduled Maturity	Property Name/Location	Property Type	Par		Book Value		Interest Rate			Yield
				2007	2006	2007	2006	2007	2006		2007	2006
02/18/2005	03/31/2008	Royal Palm Crowne Plaza. Miami Beach, FL(1)	Hotel	24,546	24,546	24,546	24,546	22.0	22.0	Fixed	26.6	24.3

03/16/2005	04/01/2007	Sears Tower Chicago, IL	Office	—	30,000	—	28,676	11.7	11.8	Float	16.6	15.5

04/13/2005	06/06/2007	Omni Center and Hotel Miami Beach, FL	Hotel	—	18,000	—	18,000	18.0	18.0	Fixed	17.8	18.9

06/28/2005	06/11/2012	Miami Beach Courtyard Hotel Miami Beach, FL (3)(2)	Hotel	10,087	10,298	9,299	9,215	6.7	6.7	Fixed	9.0	7.6

08/04/2005	05/30/2007	Lembi Mezzanine Portfolio 2 San Francisco, CA	Residential	—	14,000	—	14,000	8.8	8.8	Fixed	11.1	9.1

08/04/2005	07/11/2010	Lembi Mezzanine Portfolio 3 San Francisco, CA(4)(2)	Residential	7,300	7,300	7,300	7,300	8.8	8.8	Fixed	8.9	9.2

08/22/2005	05/09/2007	Las Vegas Land Assemblage B-1 Note, Las Vegas NV	Land	—	15,000	—	15,000	14.4	14.5	Float	16.2	14.4

08/22/2005	05/09/2007	Las Vegas Land Assemblage B-2A Note, Las Vegas, NV	Land	—	10,000	—	10,000	18.4	18.5	Float	9.3	18.6

09/07/2005	12/31/2008	Bermuda Dunes, Orlando, FL(5)	Residential	12,000	12,000	12,000	12,000	12.0	12.0	Fixed	0.1	12.7

09/28/2005	04/16/2007	Wyndham Hotel Portfolio	Hotel	—	31,410	—	31,410	9.7	9.8	Float	9.2	9.6

10/24/2005	06/06/2007	Chartwell Portfolio	Hotel	—	25,000	—	25,000	10.0	10.1	Float	9.1	9.9

01/25/2006	02/01/2007	La Costa Hotel Resort & Spa Carlbad, CA	Hotel	—	25,000	—	25,000	10.2	10.3	Float	9.6	10.3

11/30/2005	10/09/2007	Sheraton Hotels	Hotel	—	23,250	—	23,250	9.5	9.6	Float	9.0	10.1

11/14/2005	04/20/2007	Bethany – Aimco Portfolio, Tranche B-1	Residential	—	19,741	—	19,665	15.0	15.0	Fixed	17.1	8.1

11/14/2005	04/20/2007	Bethany – Aimco Portfolio, Tranche B-2	Residential	—	9,901	—	9,863	15.0	15.0	Fixed	17.1	8.1

12/03/2006	08/06/2008	200 Lafayette Street New York, NY(8)	Retail/ Residential	29,800	29,800	29,800	29,800	9.2	9.3	Float	9.5	9.2

03/22/2006	03/22/2008	Aventine Boynton Beach, FL (net of loan loss reserve)	Residential	—	11,960	—	6,779	12.4	12.5	Float	9.9	12.4

03/28/2006	09/07/2007	Essex House New York, NY	Hotel	—	30,000	—	30,000	9.2	9.3	Float	9.3	9.2

03/28/2006	09/07/2007	Essex House- Term B New York, NY	Hotel	—	15,000	—	15,000	7.2	7.3	Float	6.1	7.4

04/13/2006	01/11/2011	Mervyn’s-Mezzanine #1 (7)(11)(2)	Retail	17,904	22,760	17,904	22,760	7.5	7.6	Float	7.0	7.4

04/13/2006	01/01/2011	Mervyn’s- Mezzanine #3 (7)(11)(2)	Retail	13,428	16,499	13,428	16,499	8.7	8.8	Float	8.2	8.9

04/13/2006	01/01/2011	Mervyn’s- Mezzanine #4 (7)(11)(2)	Retail	22,380	27,740	22,380	27,740	9.5	9.6	Float	8.7	11.8

05/11/2006	01/09/2009	Hotel del Coronado Del Coronado, CA (12)(2)	Hotel	37,500	37,500	37,500	37,500	11.5	11.6	Float	11.7	11.7

04/25/2006	10/11/2007	Triple 5 Las Vegas Land Las Vegas, NV (13)	Land	—	20,000	—	20,000	8.8	8.9	Float	7.4	8.4

06/19/2006	05/08/2008	Withers Preserve Myrtle Beach, SC (2)(14)	Land	15,000	15,000	15,000	15,000	15.2	15.3	Float	15.5	15.6

09/29/2006	11/19/2007	London Square Kendall, FL (15)	Retail	—	8,500	—	8,500	11.2	11.3	Float	10.2	11.3

11/03/2006	08/09/2011	Carr America Mezz Loan 3 (2) (6) (16)	Office	3,840	12,184	3,840	12,184	8.7	8.8	Float	9.9	8.1

11/03/2006	08/09/2011	Carr America Mezz Loan 4 (2) (6) (16)	Office	3,388	10,751	3,388	10,751	8.7	8.8	Float	9.6	8.1

10/27/2006	08/09/2011	Carr America Mezz Loan 5 (2) (6) (17)	Office	19,464	95,893	19,464	95,893	9.2	9.3	Float	9.3	9.3

11/30/2006	05/09/2007	Lexford (10 States)	Residential	—	28,150	—	28,150	8.3	8.3	Float	8.8	8.1

12/13/2006	08/09/2009	Independence Plaza, New York, NY (2) (18)	Mixed use	35,000	35,000	35,000	35,000	8.6	8.7	Float	8.8	8.5

03/15/2007	03/31/2008	Royal Palm Term Loan B, Miami Beach, FL (19)	Hotel	17,103	—	17,103	—	9.2	—	Float	9.3	—

03/21/2007	07/06/2008	Broadway Portfolio (20), (21)	Office	53,079	—	53,079	—	10.2	—	Float	10.2	—

04/18/2007	01/03/2009	1330 Ave of America Mezz (4)(22)	Office	35,000	—	35,000	—	8.7	—	Float	8.8	—

06/05/2007	05/09/2009	MSREF Luxury Hotel (6)(23)	Hotel	18,750	—	18,750	—	9.4	—	Float	9.4	—

06/05/2007	01/11/2012	Phlean Building (6)(24)	Office	6,000	—	6,000	—	8.7	—	Float	8.8	—

06/08/2007	02/09/2008	Macklowe Mezz 3 (25)	Office	17,700	—	17,700	—	9.5	—	Float	9.6	—

06/21/2007	02/09/2009	Highwoods Funded (6)(26)	Office	13,864	—	13,865	—	6.9	—	Float	7.0	—

06/22/2007	02/09/2012	Viceroy Santa Monica Mezz B (6)(27)	Hotel	18,000	—	18,000	—	8.4	—	Float	8.6	—

06/28/2007	04/01/2008	East Village Loan (9)(28)	Land	30,000	—	30,000	—	9.2	—	Float	9.4	—

07/23/2007	08/09/2009	Lembi Open Pool 7 (10)(29)	Residential	78,200	—	78,142	—	10.0	—	Float	11.5	—

08/29/2007	09/09/2009	Hilton Pittsburgh (30)(6)	Hotel	49,600	—	49,600	—	8.5	—	Float	8.8	—

08/17/2007	03/09/2009	Residence Inn Mezz (31)(32)	Hotel	5,500	—	5,494	—	9.1	—	Float	9.0	—

09/14/2007	09/09/2010	Lembi Open Pool 8 (33)(9)	Residential	43,360	—	43,360	—	17.0	—	Float	17.2	—

11/20/2007	06/08/2009	Cal West Mezz H (34)	Mixed	30,000	—	29,159	—	8.6	—	Float	11.4

			Totals	$667,793	$692,183	$666,101	$684,481			Avg.	9.7%	9.9%

(*)	yield includes prepayment fees.
(1)	Royal Palm Crowne Plaza is a senior defaulted mezzanine loan, secured by the borrower’s interest in the Royal Crowne Plaza Hotel in the South Beach area of Miami Beach, Florida. The lobby and ShoreCrest Tower portion of the property are currently being upgraded. The loan provides for a contracted current interest rate of 10% with the remaining 12% due at maturity.
(2)	The entire principal balance of the Company’s investment is pledged to secure line of credit borrowing agreements, or collateralized debt obligation
(3)	Represents a subordinate interest in a $34,000 note, secured by a 262 room Courtyard Hotel.
(4)	Lembi 3 is a mezzanine loan secured by a 100% pledge in the ownership interests in the owners of a portfolio of 10 multifamily properties with 339 units in San Francisco. The mezzanine loan is subordinate to first mortgages totaling $40,700.
(5)	Bermuda Dunes represents a senior defaulted mezzanine loan secured by a 336-unit apartment property in Orlando. The mezzanine loan is subordinate to a $53,250 first mortgage. The loan provides for a current interest rate of 12% with an additional 6% due at maturity. The loan was extended for an additional fifteen months.
(6)	May be extended for three additional twelve-month periods, subject to certain performance hurdles. The loan was extended for an additional twenty-three months.
(7)	May be extended for three additional twelve-month periods, subject to certain performance hurdles and fees for the second and third extensions.
(8)	Represents a $29,800 first mortgage bridge loan secured by 200 Lafayette Street, a seven story building located in Manhattan originated for the purpose of re-zoning the property for use as residential condominiums. May be extended for one six month period for a fee as well as additional interest in an amount sufficient to yield an internal rate of return of 10%.
(9)	May be extended for one twelve-month period, subject to certain performance hurdles and fees.
(10)	Represents the acquisition of sixteen multi-family properties in the San Francisco Bay area that consist of 476 units.
(11)	Represents three pari passu positions in a $349,000 mezzanine loan secured by a portfolio of 257 Mervyn’s retail stores, four distribution centers and their headquarters office.
(12)	Represents a $37,500 first-loss mezzanine loan; part of a $610,000 whole loan to finance the acquisition of the Hotel del Coronado, a 679-room luxury resort hotel located in Coronado, California. The loan may be extended for three additional twelve month periods.
(13)	Represents a $20,000 pari passu interest in a $105,000 first mortgage collateralized by 17.9 acres of vacant land along Las Vegas Boulevard in Las Vegas, Nevada. May be extended for one twelve month period at the borrowers’ option, subject to certain performance hurdles. The loan was paid off as of 10/11/2007.
(14)	Represents a $15,000 mezzanine loan subordinate to a $50,000 first mortgage loan secured by a pledge of 100% of the direct and indirect equity interests in the fee simple owner of Withers Preserve, a master planned mixed use community in Myrtle Beach, South Carolina. May be extended for an additional six month term subject to an extension fee.
(15)	Represents a $8,500 mezzanine loan on London Square, a 40.68 acre site currently used as farm land, to be developed into an approximately 300,100 square foot community shopping center in Kendall. Florida. The loan was paid off as of 11/19/2007.
(16)	Represents two mezzanine loans in the amount of $22,934 for the second pool of CarrAmerica which contains 11 properties nationwide with fee interests in 10 office propertied and leasehold interests in one office property.

(17)	Represent a $95,893 first loss mezzanine loan on Carr America pool 3, contains 73 properties nationwide, consisting of 219 buildings, with fee interested in 71 office properties and leasehold interests in two office properties. The Company sold $24,500 of this loan at par on February 2, 2007.
(18)	Represent a $35,000 non-recourse junior mezzanine loan originated by Deutsche Bank to refinance a 1.39 million square foot mixed use property located in the heart of Tribeca. May be extended for two additional twelve-month periods, subject to certain performance hurdles and extension fee.
(19)	Represents a defaulted B-Note participation interest in Royal Palm Crown Plaza in the original principal amount of $112.8 million. Carbon II owns a defaulted mezzanine secured by the borrower’s interest in the property. The loan was extended for an additional six months.
(20)	Represents a $ 53MM first loss junior mezz loan that is part of the $723.8MM mezz loan. The loan is secured by a portfolio of six office building and parking garage located in Washington D.C, Boston and Los Angeles.
(21)	May be extended for two additional six-month periods, subject to extension fees. The loan was extended for an additional six months.
(22)	Represents a $35MM mezz loan which is part of $500.0MM floating-rate loan used to acquire 1330 Avenue of Americas, a 521,224 sf Class A office building located in Midtown Manhattan, NY.
(23)	Represents a $18.75MM pari passu interest in a $180MM mezzanine loan that is part of a $780MM loan. The loan is secured by a portfolio of eight luxury hotel and resort properties located throughout the States.
(24)	Represents a $6MM first loss C Note that is part of a first mortgage loan of $71.1MM. The loan is secured by an eleven story, 267,216 square foot office building in San Francisco, CA.
(25)	Represents a $17.7MM portion of a third loss mezzanine 3 that is part of a $3,098MM financing loan. The loan is secured by a portfolio of four office buildings that consists of 3MM sf in Midtown Manhattan in New York City.
(26)	Represents a $14.5MM pari passu ($13.5MM was funded) position that is part of the $29MM floating rate loan to finance the purchase of Highwoods Office Park located in North Carolina.
(27)	Represents a $18.00MM non-recourse mezzanine loan that is a part of a $66.0MM floating rate loan used to refinance the Viceroy Santa Monica, a 162-key luxury boutique hotel.
(28)	Represents a $30.0MM pari passu position in a $60.0MM first mortgage loan secured by leasehold interest in East Village, and 43.852 acre land parcel to be developed into an outdoor lifestyle specialty retail center in Las Vegas, NV.
(29)	May be extended for two years with one, twelve month extensions, subject to certain performance hurdles.
(30)	Represents a $49.6MM whole loan to refinance the Hilton Pittsburgh, a 713-key full service hotel located in downtown Pittsburgh.
(31)	Represents the acquisition of twenty four multi-family properties in the San Francisco Bay area that consist of 429 units.
(32)	Represents a $5.5MM non recourse mezzanine loan, which is as part of the $27.5MM floating rate loan used to purchase the Residence Inn White Plains, a 134 key extended stay hotel.
(33)	Represents two successive terms of one year, subject to performance hurdles and fees.
(34)	Represents a $30MM pari passu interest in the first loss $60MM Mezzanine 8 loan, the remaining of the $30MM of Mezz 8 will be purchased by the Diamond Fund of BlackRock Realty. Mezz 8 is part of an overall $2,448MM Loan financing that was originated by Barclays Capital, Lehman Brothers, and Goldman Sachs. The loan is secured by a portfolio of 95 industrial buildings that consists of a total of 23.4MM square feet. The portfolio is primarily located in six states, a majority of which are on the West Coast and includes three industrial property types: warehouse, business parks, and office/flex.

On March 7, 2007, Royal Palm, a $29,045 (inclusive of the $4,500 Formula Settlement Payment) mezzanine loan defaulted because the borrower failed to repay the loan at its maturity. The collateral for the underlying loan is a hotel located in the South Beach area of Miami, Florida. To facilitate a better workout resolution and to obtain the controlling class rights of the senior loan, Carbon Capital II purchased the B-note in the second quarter of 2007. In October, the borrower and Carbon Capital II negotiated a settlement agreement that includes a stipulation that the borrower sell or refinance the loan by March 31, 2008. The property was not sold and the loan was not refinanced by March 31, 2008. As a result, the settlement agreement now requires that 99.9% of the borrower’s ownership interest to be conveyed to the Company. The Company is undertaking the necessary actions to complete the ownership transfer. The remaining 0.1% will be conveyed on October 31, 2008. The settlement agreement also includes an excess proceeds sharing agreement. If a sale or refinance transaction closes after October 31, 2008, the Company would be entitled to all excess proceeds. Based on the credit analysis performed for this property, the loan to value of this loan is approximately 90% and the Company believes a loan loss reserve is not necessary at December 31, 2007.

As previously reported, Bermuda Dunes, a $12,000 mezzanine loan held by the Company has defaulted. The underlying property, located in Orlando, Florida, is a 336-unit multi-family asset being converted to condominiums. The Company has concluded a workout arrangement with the borrower, whereby Carbon II will forebear from taking title and will make all advances necessary to operate the property and service the first mortgage. The borrower continues to hold title and implement its sales strategy. To date, 242 units have been sold and closed. An additional 21 units are under contract and 20 contracts are being prepared. During 2007, Carbon II established a loss reserve of $3,332.

The above two loans are the only defaulted loans held by Carbon II at December 31, 2007. Subsequent to December 31, 2007, both 200 Lafayette street and Macklowe mezz 3 had maturity defaults, Lafayette has since been cured. Carbon II and the lending group are in discussions to extend Macklowe mezz 3 which has a carrying value of $17,700. All other commercial real estate loans in the Carbon Funds are performing as expected.

During the year ended December 31, 2007, the Company successfully sold the $56,800 senior interest in the Lembi portfolio. In addition, the Company also segregated and sold a servicing strip off of the entire Lembi loan for total proceeds of $1,090. The servicing strip sale was accounted for as a gain on sale of $1,024 while the syndication of the senior loan did not result in any gain or loss.

Note 3 Real Estate, Held-For-Sale

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets specifies that long-lived assets to be disposed by sale, which meet certain criteria, should be classified as real estate held-for-sale and measured at the lower of its carrying amount or fair value less costs of sale. In addition, depreciation is not recorded for real estate held-for-sale.

In February 2007, the Company received a notice of default from Corus Bank, the first mortgage lender on the Aventine at Boynton Beach, a 216-unit condominium conversion project sponsored by American INVSCO. The default was attributable to the borrower’s failure to make a $4,000 principal paydown as required. Later in February 2007 the Company received an additional default notice due to the borrower’s failure to make required interest payments on the same loan. The borrower also defaulted on its mezzanine loan. The Company has taken title of the property, hired an independent managing agent and is operating it as a rental property while preparing the property for sale. As of December 31, 2007, Corus Bank held a first mortgage of $31,706. During 2006, the Company established a loan loss reserve of $5,181 on this property. This amount has been transferred to real estate, held-for-sale along with the $11,960 investment in the property. For the year ended December 31, 2007, Aventine had total revenue of $1,856, total expenses of $3,778 and the related net loss of $1,922 and is included in loss from discontinued operations on the consolidated statement of operations. Aventine had total assets of $43,221, which includes real estate of $43,001 and miscellaneous operating assets of $220 and is included in real estate, held for sale on the consolidated balance sheets. It also had a mortgage payable of $31,486 and miscellaneous operating liabilities of $220 which is included in liabilities for real estate, held for sale on the consolidated balance sheets.

Note 4 Securities available-for-sale

The Company’s securities available-for-sale are carried at estimated fair value. At December 31, 2007, the Company’s securities available-for-sale consisted of a commercial mortgage-backed security with an estimated fair value of $23,500 with the unrealized loss of $1,500, included in accumulated other comprehensive loss on consolidated balance sheets. The temporary impairment of this available-for-sale security resulted from the fair value of the security falling below amortized cost basis. Management possesses both the intent and ability to hold the security until the Company has recovered the amortized cost. As such, management does not believe this security is other than temporarily impaired.

Note 5 Common Stock

The Company has issued three series of common stock, A, B and K. Each series was subscribed by investors under separate subscription agreements. Series B and K shares are entitled to a special distribution as defined in the private offering memorandum. On October 13, 2004, the Company accepted subscriptions totaling $150,000 in capital commitments. Subsequently, the Company accepted additional capital commitments on November 19, 2004, June 30, 2005, and July 13, 2005 totaling $161,200, $17,250, and $52,077, respectively.

The company declared the following dividends per share for the years ended December 31, 2007 and 2006.

Declaration date	Payment Date	Series A Common	Series B Common	Series K Common
March 28, 2006	March 30, 2006	$65.07	$73.13	$80.89
June 23, 2006	June 30, 2006	40.36	46.55	54.04
September 22, 2006	September 29, 2006	31.12	37.31	39.94
December 22, 2006	December 28, 2006	37.81	43.09	50.39

Total Year Ended December 31, 2006		$174.36	$200.08	$225.26

March 27, 2007	March 30, 2007	25.90	30.23	31.66
June 21, 2007	June 28, 2007	40.16	44.48	50.30
September 24, 2007	September 28, 2007	20.01	23.76	22.42
December 26, 2007	December 28, 2007	32.81	36.56	37.14

Total Year Ended December 31, 2007		$118.88	$135.03	$141.52

For U.S. federal income tax purposes, the dividends are ordinary income to the Company’s stockholders.

The Company issued the following shares for the years ended December 31, 2007 and 2006.

Issue date	Proceeds	Series A Common	Series B Common	Series K Common
April 5, 2006	$67,000	33,860	7,722	25,418
September 29, 2006	40,000	21,795	5,696	12,509
January 17, 2007	59,400	32,366	8,461	18,573
July 13, 2007	50,776	27,667	7,232	15,877

Note 6 Related Parties

The Manager, its affiliates and its officers, directors and employees, collectively have committed to purchase the lesser of 5% of the total shares sold by the Company or $20,000 of common shares. As of July 13, 2005 BlackRock Advisors, Inc., an affiliate of the Manager, and employees of the Manager have committed capital of $15,083 and $3,944 respectively. Shares issued to the Manager and employees of the Manager are as follows:

Date	Stock issued	Number of Shares Issued	Proceeds
December 6, 2004	Series K Common	1,316	$1,316
December 28, 2004	Series K Common	3,159	3,159
March 30, 2005	Series K Common	988	988
June 28, 2005	Series K Common	2,308	2,308
October 3, 2005	Series K Common	623	623
April 5, 2006	Series K Common	3,147	3,147
September 29, 2006	Series K Common	1,994	1,994
January 28, 2007	Series K Common	2,961	2,961
July 13, 2007	Series K Common	2,531	2,531

Pursuant to the Management Agreement between the Company and the Manager dated October 13, 2004 (“Management Agreement”), the Manager receives a management fee paid by the Company (the “Management Fee”) in an amount equal to 0.375% of the aggregate amount of capital commitments from subscribers to the series A common stock per quarter. In addition, the Manager will be paid an Incentive Fee (the “Incentive Fee”) in an amount equal to 20% of profits in excess of an 8% return to Investors, as defined in the Management Agreement and 35% of profits in excess of a 13% return to Investors, as defined in the Management Agreement. The Management Agreement also has a clawback provision. For the year ended December 31, 2007, the Manager earned management fees of $3,110 and incentive fees of $1,464. For the year ended December 31, 2006, the Manager earned management fees and incentive fees of $3,110 and $4,773, respectively. $1,271 and $3,319 of these fees were unpaid and accrued for in accounts payable and accrued expenses as of December 31, 2007 and 2006, respectively.

The Manager is entitled to receive an origination fee (the “Origination Fee”) from the Company equal to the origination fee received by the Company with respect to its lending activities up to 1% of the principal balance in any transaction, payable at the time of receipt. For the year ended December 31, 2007 the Manager earned $1,825 in origination fees related to the Company’s investment in MSREF Luxury Hotel, Phlean, Lembi Pool 7, Lembi Pool 8 and Hilton Pittsburgh. For the year ended December 31, 2006, the Manager earned $1,410 in origination fees in relation to the origination fees earned by the Company’s investment in 200 Lafayette Street, Essex House, Aventine at Boynton Beach, Triple 5 Las Vegas Land, Hotel del Coronado, Withers Preserve, 340 Madison and London Square.

The Company will pay or reimburse the Manager for the expenses, obligations or other liabilities incurred or paid by the Manager and its affiliates in establishing the Company, or in performing its obligations to the Company or otherwise providing services to or for the benefit of the Company, excluding rent, overhead expenses, taxes and other compensation expense in respect of the employees of the Manager and its affiliates. For the years ended December 31, 2007 and 2006, the Company paid $83 and $107, respectively, as reimbursements to the Manager for out of pocket expenses incurred on behalf of the Company which are included on the consolidated statements of operations.

On October 13, 2004, the Company accepted a subscription agreement in the amount of $30,000 from Anthracite Capital, Inc. (“Anthracite”), a publicly held REIT that is also managed by the Manager. Subsequently, the Company accepted additional subscription agreements on November 19, 2004 and July 13, 2005 totaling $32,067 and $37,933, respectively. As of July 13, 2005, Anthracite’s total commitment to the Company was $ 100,000. Shares issued to Anthracite are as follows:

Date	Stock issued	Number of Shares Issued	Proceeds
December 6, 2004	Series K Common	4,986	$4,986
December 28, 2004	Series K Common	11,967	11,967
March 30, 2005	Series K Common	3,581	3,581
June 28, 2005	Series K Common	8,777	8,777
October 3, 2005	Series K Common	8,946	8,946
April 5, 2006	Series K Common	22,270	22,270
September 29, 2006	Series K Common	10,514	10,514
January 28, 2007	Series K Common	15,613	15,613
July 13, 2007	Series K Common	13,346	13,346

On October 13, 2004, the Company accepted a subscription agreement in the amount of $30,000 from PNC Financial Services Group, Inc. (“PNC Bank”). PNC Bank is the minority owner of the parent company of the Manager. Shares issued to PNC Bank are as follows:

Date	Stock issued	Number of Shares Issued	Proceeds
December 6, 2004	Series A Common	2,410	$2,410
December 28, 2004	Series A Common	5,784	5,784
March 30, 2005	Series A Common	1,731	1,731
June 28, 2005	Series A Common	4,243	4,243
April 5, 2006	Series A Common	3,991	3,991
September 29, 2006	Series A Common	3,154	3,154
January 28, 2007	Series A Common	4,684	4,684
July 13, 2007	Series A Common	4,003	4,003

The Company has contracted Midland Loan Services, Inc. (“Midland”), an affiliate of PNC Bank, to provide loan servicing for its commercial mortgage loans. For the years ended December 31, 2007 and 2006, the Company paid $232 and $129, respectively, to Midland for loan servicing, which are included in general and administrative expenses on the accompanying statements of operations.

The Manager also manages other entities and accounts (collectively the “Accounts”) that invest in real estate related securities and loans. These Accounts may invest in assets secured by collateral that also secure investments of the Company. The Company’s investments can generally take the form of a subordinated or pari passu interest in the same capital structure as the Accounts.

To the extent investments have been allocated between the Company and the Accounts, the Manager determines a purchase price allocation for each Account including the Company’s purchase price allocation based upon the Manager’s assessment of risk and return for similar transactions.

Examples of this can include:

•	A subordinated interest in a first mortgage (B-piece) where the Accounts own a senior interest (A-piece).

•	An originated loan that is secured by interests in a partnership that owns real estate (a mezzanine loan) that is subject to a first mortgage where the Accounts have an interest.

•	An investment in preferred equity in a partnership that owns real estate that is subject to a mortgage or a mezzanine loan where the Accounts have an interest.

The Manager may be in a position where it manages different parts of a capital structure that are in conflict in a workout situation. If this were to arise the Manager would discuss the conflicts and potential remedies with the Company’s Advisory Committee.

Note 7 Borrowings

Facilities:

On December 20, 2004, the Company closed a $150,000 financing facility with Bank of America to finance the Company’s commercial mortgage loans. Initial maturity was June 19, 2007 and the first extension period was exercised for an additional twelve months. The facility may be further extended for a second additional twelve-month period at the lender’s discretion, subject to certain covenants and a 15 basis point fee. As of December 31, 2007 and December 31, 2006 outstanding borrowings under the credit facility were $59,515 and $36,830, respectively. Outstanding borrowings under this facility bear interest at a LIBOR based variable rate. The weighted average borrowing rate under the Bank of America credit facility at December 31, 2007 and 2006 were 6.2% and 6.8%, respectively.

On September 16, 2005, the Company closed a $175 million secured facility with Wachovia Bank, N.A. This facility provides for a three year term with a one year extension at the lender’s discretion. The facility will be used to finance the Company’s investments in B-notes, mezzanine loans, and participations. As of December 31, 2007 and December 31, 2006, outstanding borrowings under this facility were $44,597 and $41,250 with a weighted average borrowing rate of 5.9% and 6.9%, respectively.

On October 13, 2004, the Company closed a $200,000 unsecured subscription facility with Bank of America to finance the Company’s purchase of commercial mortgage loans. The facility was paid off on July 13, 2007. As of December 31, 2006 outstanding borrowings under this facility were $58,035.

On October 27, 2006, the Company closed a $76,714 reverse repurchase facility with Deutsche Bank AG, Cayman Islands Branch to finance Carr America Mezzanine 5. The borrowings were repaid in full and the facility expired pursuant to its term on January 31, 2007. As of December 31, 2006, borrowings under this facility were $76,714 with a borrowing rate of 6.3%.

The financing facilities require that any margin call be satisfied within two business days. Should this occur, the Company would meet any margin call by paying down the principal balance, contributing additional assets to the facility, or increasing borrowings on under-levered assets.

The Company is subject to various covenants in its lines of credit, including a minimum debt service coverage ratio of 1.5 to 1, a minimum debt to committed capital of 2 to 1, and minimum liquid assets of $5,000. As of December 31, 2007, the Company was in compliance with all such covenants.

Collateralized Debt Obligation (“CDO”)

On September 15, 2005, the Company issued eight tranches of secured debt through a collateralized debt obligation (“CDO”). In this transaction, a wholly owned subsidiary of the Company issued secured debt at par in the amount of $278,650, secured by the subsidiary’s assets. Two additional tranches with a par amount of $47,550 were retained by the Company. The tranches were issued at a floating rate coupon with a combined weighted average remaining maturity of approximately 11 years and a cost of funds of 5.9% at December 31, 2007.

The CDO is subject to various covenants in its lines of credit, including a minimum weighted average spread of 4.07%, a minimum weighted average coupon of 6.00%, a weighted average life and initial maturity of 5 years and extended maturity of 6 years, and diversification and credit quality tests. As of December 31, 2007 and December 31, 2006, the CDO was in compliance with all such covenants.

Note 8 Current and Subsequent Events in the Credit Markets

The ongoing weaknesses in the subprime mortgage sector and in the broader mortgage market have resulted in reduced liquidity for mortgage-backed securities. Although this reduction in liquidity has been directly linked to subprime residential assets, to which the Company continues to have no direct exposure, there has been an overall reduction in liquidity across the credit spectrum of commercial and residential mortgage products. The Company received and funded margin calls totaling $7,293 during 2007 and $2,070 during 2008. The Company’s ability to maintain adequate liquidity is dependent on several factors, many of which are outside of the Company’s control, including the Company’s continued access to credit facilities on acceptable terms, the timing and amount of margin calls by lenders that are dependent on the Company’s investments, the valuation of the Company’s investments and credit risk of the underlying collateral.

In addition, the Company’s liquidity also may be adversely affected by margin calls under the Company’s repurchase agreements and credit facilities that are dependent in part on the valuation of the collateral to secure the financing. The Company’s repurchase agreements and credit facilities allow the lender, to varying degrees, to revalue the collateral to values that the lender considers to reflect market. If a counterparty determines that the value of the collateral has decreased, it may initiate a margin call requiring the Company to post additional collateral to cover the decrease. When subject to such a margin call, the Company repays a portion of the outstanding borrowing with minimal notice. A significant increase in margin calls as a result of spread widening could harm the Company’s liquidity, results of operations, financial condition and business prospects. Additionally, in order to obtain cash to satisfy a margin call, the Company may be required to liquidate assets at a disadvantageous time, which could cause the Company to incur further losses and consequently adversely affect its results of operations and financial condition. However, the company believes it has sufficient sources of liquidity to fund operations for the next twelve months.